Exhibit 2.1

MEMBERSHIP INTEREST
PURCHASE AGREEMENT

by and between

ENTERPRISE FINANCIAL SERVICES CORP.,

MILLENNIUM HOLDING COMPANY, INC.,

MILLENNIUM BROKERAGE GROUP, LLC,

WILLIAM L. ZELENIK,

JOHN W. BOHLMAN, JR.,

JOHN R. GILLENWATER,

JAMES L. LAUGHLIN II,

DENNIS WALL,

STEVEN T. WELD,

JOHN A. WHITE,

ROBERT R. WILLIAMS, and

MILLENNIUM HOLDINGS, LLC

Dated  October 13, 2005

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5.02	AUTHORIZATION OF TRANSACTION	35
5.03	NONCONTRAVENTION	36
5.04	FINANCIAL CAPABILITY	36
5.05	FINANCIAL STATEMENTS AND REPORTS	36
5.06	SEC REPORTS	36
5.07	ABSENCE OF CERTAIN CHANGES OR EVENTS	37
5.08	OFFERING	37
5.09	COMPLIANCE WITH APPLICABLE LAWS	37
5.10	BROKERS’ FEES	37
5.11	DISCLOSURE	37

ARTICLE 6 – COVENANTS AND AGREEMENTS		38

6.01	CERTAIN COVENANTS OF ALL PARTIES PRIOR TO FIRST INSTALLMENT CLOSING	38
6.02	CERTAIN COVENANTS OF THE SELLERS AND THE COMPANY PRIOR TO THE FIRST INSTALLMENT CLOSING	39
6.03	SELLER REPRESENTATIVE	41
6.04	COVENANTS OF THE PARTIES RELATED TO TAX MATTERS	42
6.05	NON-COMPETITION AND NON-SOLICITATION	44
6.06	RESTRICTED STOCK UNITS	44
6.07	RULE 144 REPORTING	45

ARTICLE 7 - CONDITIONS PRECEDENT TO FIRST INSTALLMENT CLOSING, SECOND INSTALLMENT CLOSING AND THIRD INSTALLMENT CLOSING		45

7.01	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	45
7.02	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS	48

ARTICLE 8 – TERMINATION		49

8.01	TERMINATION OF AGREEMENT	49
8.02	EFFECT OF TERMINATION	50

ARTICLE 9 - INDEMNIFICATION		50

9.01	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE	50
9.02	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS	51
9.03	INDEMNIFICATION AND PAYMENT FOR DAMAGES BY PURCHASER	51
9.04	LIMITATIONS	52
9.05	PROCEDURE FOR INDEMNIFICATION	53
9.06	RIGHT OF SETOFF	54
9.07	SPECIFIC PERFORMANCE	54

ARTICLE 10 - MISCELLANEOUS		54

10.01	NO THIRD PARTY BENEFICIARIES	54
10.02	ENTIRE AGREEMENT	54
10.03	SUCCESSION AND ASSIGNMENT	55
10.04	COUNTERPARTS	55
10.05	COUNTERPART FACSIMILE EXECUTION	55
10.06	HEADINGS	55
10.07	NOTICES	55
10.08	GOVERNING LAW	56
10.09	AMENDMENTS AND WAIVERS	56
10.10	FAILURE OR DELAY	56
10.11	FURTHER ASSURANCES	56
10.12	SEVERABILITY	56
10.13	EXPENSES	57
10.14	ATTORNEYS’ FEES	57
10.15	CONSTRUCTION	57
10.16	INCORPORATION OF EXHIBITS AND SCHEDULES	57

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

          THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made this 13th day of October, 2005 by and among ENTERPRISE FINANCIAL SERVICES CORP., a Delaware corporation (“EFSC”), MILLENNIUM HOLDING COMPANY, INC., a Missouri corporation (“Acquisition Sub” and collectively with EFSC, “Purchaser”), MILLENNIUM BROKERAGE GROUP, LLC, a Tennessee limited liability company (the “Company”), MILLENNIUM HOLDINGS, LLC, a Tennessee limited liability company (“Diamond”), and the members of the Company that have executed the signature page of this Agreement (collectively, the “Sellers”).

RECITALS

          A.          The Company is engaged in the life insurance brokerage business, representing and marketing the products of various insurance carriers (collectively, the “Business”).

          B.          The Sellers own all of the Membership Interests of the Company.

          C.          The Company owns a portion of the issued and outstanding common stock of Millennium Distributors, Inc., a Tennessee corporation (“MDI”).

          D.          On the terms and subject to the conditions set forth in this Agreement, Purchaser wishes to acquire from the Sellers and the Sellers wish to sell to the Purchaser all of the Membership Interests of the Company through a series of transactions as more particularly described in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof) and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS; CONSTRUCTION

          1.01     Definitions.  For purposes of this Agreement, unless the context clearly indicates otherwise, the following capitalized terms have the meanings specified or referred to in this Section 1.01:

                     “754 Election Form” has the meaning set forth in Section 2.06(a)(xiv).

                    “Acquisition Sub” has the meaning set forth in the introductory paragraph.

                    “Actual 2006/2007 Weighted Average Pre-Tax Income” means:

                              (a)          the sum of (i) the product of the Pre-Tax Income for the 2006 calendar year multiplied by two; plus (ii) the product of the Pre-Tax Income for the 2007 calendar year multiplied by three; divided by

                               (b)          five.

                    “Actual 2008/2009 Weighted Average Pre-Tax Income” means:

                              (a)          the sum of (i) the product of the Pre-Tax Income for the 2008 calendar year multiplied by two; plus (ii) the product of the Pre-Tax Income for the 2009 calendar year multiplied by three; divided by

                              (b)          five.

                    “Affiliate” means:  (i) any Person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the party for whom an affiliate is being determined; (ii) any Person who is a director, Governor, manager or officer of any Person described in clause (i) above; or (iii) any partner (general or limited), grantor, trustee, beneficiary, spouse, child (including an adult child) or sibling of the party for whom an affiliate is being determined.

                    “Agreed Accounting Procedures” has the meaning set forth in Section 2.04(b).

                    “Agreement” has the meaning set forth in the introductory paragraph.

                    “Aggregate Purchase Price” means the sum of the First Installment Price, the Second Installment Price and the Third Installment Price.

                    “Audited 2004 Financial Statements” has the meaning set forth in Section 4.07(a).

                    “Audited Closing Balance Sheet” has the meaning set forth in Section 2.04(a).

                    “Authorized Action” has the meaning set forth in Section 6.03(c).

                     “Breach” means any breach of any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

                     “Business” has the meaning set forth in the Recitals.

                     “Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted by Law to be closed in the City of St. Louis, Missouri or the City of Nashville, Tennessee.

                    “Claimant” has the meaning set forth in Section 9.05(a).

                     “Closing Indebtedness” has the meaning set forth in Section 2.03.

                     “Closing Value” means the average closing price of EFSC’s common stock on any public exchange where such common stock is listed for the thirty (30) trading days prior to the date of determination, which shall be three (3) Business Days prior to the First Installment Closing Date, the Second Installment Closing Date and the Third Installment Closing Date as applicable.

                     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and any similar state law.

                     “Code” means the Internal Revenue Code of 1986, as amended.

                     “Company” has the meaning set forth in the introductory paragraph to this Agreement.

                     “Company Contracts” has the meaning set forth in Section 4.12.

                     “Company’s Articles” has the meaning set forth in Section 4.01.

                     “Company’s Operating Agreement” has the meaning set forth in Section 4.01.

                     “Confidentiality Agreement” has the meaning set forth in Section 6.01(a).

                     “Consent” means any approval, consent, ratification, waiver, novation or other authorization.

                     “Contract” means any agreement, contract, lease, license, consensual obligation, promise, bid, proposal or undertaking that the Company currently has or at the First Installment Closing will have in effect that has not otherwise expired or been terminated (whether written or oral, express or implied and whether in the name of the Company or in the name of a Member for the benefit of the Company).

                     “Control” means, with respect to any Person, the power, direct or indirect, to (i) vote 25% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of such Person; or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others.

                     “CPA Firm” has the meaning set forth in Section 2.04(a).

                     “Critical Representations” has the meaning set forth in Section 9.01(a).

                     “Damages” has the meaning set forth in Section 9.02(a).

                     “Diamond” has the meaning set forth in the introductory paragraph to this Agreement.

                     “Diamond Articles” has the meaning set forth in Section 4.01.

                     “Diamond Operating Agreement” has the meaning set forth in Section 4.01.

                     “Document Escrow Letter” has the meaning set forth in Section 2.06(a)(vi).

                     “EFSC” has the meaning set forth in the introductory paragraph.

                    “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and each other formal, informal or written employee benefit plan, program, policy, contract or arrangement providing for payment, reimbursement or benefits to current or former employees (or their beneficiaries or dependents) of the Company (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement, change of control bonuses), maintained, sponsored, or contributed to by the Company during the past three years, or with respect to which the Company has any Liability or potential Liability.

                     “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

                     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

                     “Employment Agreements” has the meaning set forth in Section 2.06(a)(ii).

                     “Encumbrance” means any pledge, hypothecation, mortgage, deed of trust, assignment, restriction on transfer, lease, lien (statutory or otherwise), security interest or similar arrangement.

                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                     “ERISA Affiliate” means each entity which is treated as a single employer with the Company for purposes of Code §414.

                     “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.03.

                     “Estimated Net Working Capital” has the meaning set forth in Section 2.03.

                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                     “Final Net Working Capital” has the meaning set forth in Section 2.04(a).

                     “Financial Statements” has the meaning set forth in Section 4.07(a).

                     “First Installment Cash Consideration” has the meaning set forth in Section 2.02.

                     “First Installment Closing” has the meaning set forth in Section 2.05.

                     “First Installment Closing Date” has the meaning set forth in Section 2.05.

                     “First Installment Interests” has the meaning set forth in Section 2.01.

                     “First Installment Price” has the meaning set forth in Section 2.02.

                     “First Installment Stock Consideration” has the meaning set forth in Section 2.02.

                     “Fiscal Year” means a fiscal year of the Company, which ends on December 31.

                     “Funded Debt” of a Person means any of the following: (i) Liabilities for borrowed money or issued in substitution or exchange therefor, (ii) Liabilities evidenced by any note, bond, debenture or other debt security, and (iii) Liabilities under capitalized or “synthetic leases,” including any lease which is required to be reported as a capital lease under GAAP, in each case with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a creditor against loss.

                    “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such statements by such other entity as may be approved by a significant segment of the accounting profession.

                     “Governmental Authorization” means any material permits, license, bonds, approvals certificates, registrations, accreditations, Consents or other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

                     “Governmental Approvals” has the meaning set forth in Section 7.01(a)(iii).

                     “Governmental Body” means any:  (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-Governmental Body of any nature (including any governmental agency, branch, department, official, commission, board, bureau, instrumentality or entity and any court or other tribunal); (iv) military branch of the United States government or any other national government; (v) multi-national organization or body; or (vi) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including without limitation the NASD.

                     “Governor” means a member of the Board of Governors of a limited liability company, as further defined in the Tennessee Act.

                     “Income Tax” means any federal, state, local, or foreign income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

                     “Income Tax Return” means any Tax Return relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                     “Indebtedness” shall mean, at a particular time, without duplication, (i) any Liability for Funded Debt, (ii) any obligation for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the Ordinary Course of Business), (iii) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (iv) any obligation guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (v) any obligation secured by an Encumbrance on a Person’s assets, other than a Permitted Encumbrance (vi) any Liability under any deferred compensation plan, severance plan, bonus plan, employment agreement, or other plan, agreement or arrangement with any Person, which Liability is payable or becomes due as a result of the transactions contemplated herein, (vii) any Liability of the Company for bonuses or profit-sharing payments which are due and owing but unpaid as of the First Installment Closing Date, and (viii) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise).

                    “Intellectual Property” means all of the following in any jurisdiction throughout the world:  (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all Internet domain names, trademarks, service marks, trade dress, slogans, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, copyrightable works, and business and marketing plans and proposals), which in each case have value and which a reasonably prudent operator of the business of the Company would have maintained as a trade secret; (vi) all computer software; (vii) all other proprietary and/or intellectual property rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

                    “Interim Balance Sheet” has the meaning set forth in Section 4.07(a).

                     “Interim Financial Statements” has the meaning set forth in Section 4.07(a).

                     “Key Employee” has the meaning set forth in Section 2.06(a)(ii).

                     “Knowledge”, “known to”, or similar terms, when used in this Agreement to qualify any representation or warranty, mean that (at the time the applicable representation or warranty is made or deemed made or repeated) (i) in the case of the Company and MDI, any of the Sellers or Kathy Ruskin, and (ii) in the case of Purchaser, the Chief Executive Officer or Chief Financial Officer has actual (and not imputed or constructive) knowledge of facts or circumstances affecting such representation or warranty assuming reasonable investigation and due inquiry.

                     “Law” means any laws, constitutions, statutes, rules, codes, regulations or ordinances of any federal, foreign, state or local Governmental Body including without limitation the rules of the NASD set forth in the NASD Manual.

                     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company, MDI or any Member of the Company for use by the Company.

                     “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including without limitation any liability for Taxes or deferred revenue.

                     “Material Adverse Effect” means, as to any entity, any change or effect that is materially adverse to the business, assets, Liabilities, properties, results of operations or condition (financial or otherwise) of such entity.

                     “Maximum Aggregate Purchase Price” means Thirty Six Million Dollars ($36,000,000.00) minus the Closing Indebtedness.

                     “MDI” has the meaning set forth in the Recitals.

                     “MDI Articles” has the meaning set forth in Section 4.01.

                     “MDI Bylaws” has the meaning set forth in Section 4.01.

                     “Membership Interests” means all of the equity interests in the Company held by all of the Members consisting of all of the Members’ aggregate financial rights and governance rights, as more particularly described in the Tennessee Act and the Company’s Operating Agreement or the New Operating Agreement, as applicable.

                     “Member(s)” means the members of the Company.

                     “NASD” means the National Association of Securities Dealers.

                     “Net Working Capital” means, as of any given date, the Company’s (i) total current assets, including without limitation, cash, cash equivalents, notes receivables, inventory, and prepaid expenses and other current assets, minus (ii) total current Liabilities, including without limitation trade accounts payable and accrued expenses, determined in all cases in accordance with GAAP; provided that Net Working Capital shall exclude any current Liabilities which are included in the defined term Indebtedness.

                     “New Operating Agreement” has the meaning set forth in Section 2.06(a)(iii).

                     “Objection Notice” has the meaning set forth in Section 2.04(b).

                     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                     “Party” or “Parties” means a party or the parties to this Agreement.

                     “Payoff Letters” has the meaning set forth in Section 2.06(a)(x).

                     “Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due or the validity of which are being contested in good faith by appropriate proceedings and as to which reasonable reserves have been established on the Company’s financial statements in accordance with GAAP, (ii) purchase money Encumbrances securing obligations reflected on the Audited Closing Balance Sheet and Encumbrances securing rental payments under lease arrangements disclosed in Schedule 4.12, and (iii) mechanic’s, materialmen’s and similar liens arising or incurred in the Ordinary Course of Business which are not yet due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect.

                     “Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or a Governmental Body.

                     “Post-Closing Financial Statements” has the meaning set forth in Section 3.04(a).

                     “Pre-Tax Income” with respect to any calendar year, means the before Tax net income of the Company, determined in accordance with GAAP, consistently applied with the accounting principles used in the preparation of the Audited 2004 Financial Statements to the extent applicable; provided that no portion of the Company’s goodwill attributable to the purchase of Membership Interests pursuant to this Agreement will be amortized for this purpose; and provided further, that in no event shall any portion of any draw or distribution made to a Key Employee under the New Operating Agreement be included as an expense of the Company for purposes of calculating Pre-Tax Income for any calendar year.

                     “Prevailing Party” has the meaning set forth in Section 10.14.

                     “Proceeding” means any action, cause, charge, complaint, demand, claim, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, the NASD or any arbitrator.

                     “Purchaser” has the meaning set forth in the introductory paragraph.

                     “Purchaser Closing Documents” has the meaning set forth in Section 5.02.

                     “Purchaser Indemnified Person” has the meaning set forth in Section 9.02.

                     “Qualified Investment” means any capital investment in the Company, excluding the Aggregate Purchase Price, made by Purchaser or its Affiliates, which is approved by the Company’s Board of Governors pursuant to Section 4.5 of the New Operating Agreement.

                     “Restricted Purchaser Shares” means shares of EFSC’s common stock, which will be subject to the Stock Restriction Agreements.

                     “Schedule” has the meaning set forth in the introductory paragraph to Article 4.

                     “SEC” means the Securities and Exchange Commission.

                     “Second CPA Firm” has the meaning set forth in Section 3.04(b).

                     “Second Installment Cash Consideration” has the meaning set forth in Section 3.02(d)(i).

                     “Second Installment Closing” has the meaning set forth in Section 3.02(c).

                     “Second Installment Closing Date” has the meaning set forth in Section 3.02(a).

                     “Second Installment Stock Consideration” has the meaning set forth in Section 3.02(d)(ii).

                     “Second Installment Interests” has the meaning set forth in Section 3.02(a).

                     “Second Installment Price” has the meaning set forth in Section 3.02(b).

                     “Securities Act” means the Securities Act of 1933, as amended.

                     “Sellers’ Expenses” means all of the fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) of the Company incurred in connection with the preparation or negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

                     “Seller Closing Certificates” has the meaning set forth in Section 2.06(a)(vi).

                     “Seller Party Closing Documents” has the meaning set forth in Section 4.04.

                     “Seller Representative” has the meaning set forth in Section 6.03.

                     “Service Provider” means any Governor, manager, officer or employee of the Company or MDI and any Member that provides services to the Company including without limitation Key Employees.

                     “Stock Restriction Agreements” has the meaning set forth in Section 2.06(a)(iv).

                     “Subsidiary” means any entity with respect to which any Person (or a Subsidiary thereof) of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, Governor, manager, managing member or managing director of such partnership, limited liability company, association or other entity.

                     “Substantial Updated Disclosure” has the meaning set forth in Section 6.01(d)(ii).

                     “Targeted 2006/2007 Weighted Average Pre-Tax Income” means Eight Million Two Hundred Thousand Dollars ($8,200,000.00); provided that if prior to the Second Installment Closing Date, Purchaser makes one or more Qualified Investments, the Targeted 2006/2007 Weighted Average Pre-Tax Income will be increased by an amount sufficient to yield Purchaser a cumulative annual before-tax return of twenty three and 1/10 percent (23.1%) on all such Qualified Investments, based upon Purchaser’s pro rata share of such adjustment amount, determined in accordance with the New Operating Agreement.

                     “Targeted 2008/2009 Weighted Average Pre-Tax Income” means Twelve Million Nine Hundred Thousand Dollars ($12,900,000.00); provided that if prior to the Third Installment Closing Date, Purchaser makes one or more Qualified Investments, the Targeted 2008/2009 Weighted Average Pre-Tax Income will be increased by an amount sufficient to yield Purchaser a cumulative annual before-tax return of twenty three and 1/10 percent (23.1%) on all such Qualified Investments, based upon Purchaser’s pro rata share of such adjustment amount, determined in accordance with the New Operating Agreement.

                     “Targeted Net Working Capital” has the meaning set forth in Section 2.04(d)(i).

                     “Tax” means any federal, state, local, county or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty addition to tax or additional amount imposed by any Tax authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not.

                     “Tax Return” means any return, declaration, report, claim for refund or information return or statement supplied or required to be supplied relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                     “Tennessee Act” means the Tennessee Limited Liability Company Act, Chapters 201 through 248 of the Tennessee Code, in effect as of the date of this Agreement.

                     “Third Installment Cash Consideration” has the meaning set forth in Section 3.03(d)(i).

                     “Third Installment Closing” has the meaning set forth in Section 3.03(c).

                     “Third Installment Closing Date” has the meaning set forth in Section 3.03(a).

                     “Third Installment Stock Consideration” has the meaning set forth in Section 3.03(d)(ii).

                     “Third Installment Interests” has the meaning set forth in Section 3.03(a).

                     “Third Installment Price” has the meaning set forth in Section 3.03(b).

                    “Third Party Approvals” has the meaning set forth in Section 7.01(a)(ii).

                     “Third Parties” has the meaning set forth in Section 7.01(a)(ix).

          1.02     Construction.  Unless the context of this Agreement clearly requires otherwise:  (a) references to the plural include the singular and vice versa; (b) references to one gender include all genders; (c) ”including” is not limiting; (d) ”or” has the inclusive meaning represented by the phrase “and/or”; (e) the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) section, clause, Exhibit and Schedule references are to this Agreement unless otherwise specified; (g) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect as of the date hereof in accordance with the terms thereof and, if applicable, the terms hereof; and (h) general or specific references to any applicable Law means such applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect as of the date hereof, unless the effect thereof is to reduce, limit or otherwise prejudicially affect any obligation or any right, power or remedy hereunder, in which case such amendment, modification, codification or reenactment shall not, to the maximum extent permitted by applicable Law, form part of this Agreement and is to be disregarded for purposes of the construction and interpretation hereof.

ARTICLE 2
SALE AND TRANSFER OF MEMBERSHIP INTERESTS;
FIRST INSTALLMENT CLOSING

          2.01          Purchase of First Installment Interests.  Pursuant to the terms and subject to the conditions of this Agreement, at the First Installment Closing, the Sellers will sell and transfer to Purchaser and Purchaser will purchase from the Sellers, on a pro rata basis, an aggregate portion of Sellers’ collective Membership Interests constituting sixty percent (60%) of all of the then issued and outstanding Membership Interests (the “First Installment Interests”), all as set forth on Exhibit A.

          2.02          First Installment Price.   The aggregate purchase price for the First Installment Interests (the “First Installment Price”) will be Fifteen Million Dollars ($15,000,000.00) minus the amount of Funded Debt as set forth on the Estimated Closing Balance Sheet.  Subject to the other provisions of this Article 2, Purchaser shall pay sixty five percent (65%) of the First Installment Price in the form of cash (the “First Installment Cash Consideration”) and shall pay the remainder of the First Installment Price, namely thirty five percent (35%), in the form of Restricted Purchaser Shares (the “First Installment Stock Consideration”).  For purposes of determining the aggregate number of Restricted Purchaser Shares constituting the First Installment Stock Consideration, the Restricted Purchaser Shares shall be valued at their Closing Value.

          2.03          Estimated Closing Balance Sheet.   Not later than five (5) days prior to the First Installment Closing, the Company, with the advice and consultation of Purchaser, shall prepare and deliver an estimated balance sheet as of the First Installment Closing Date (the “Estimated Closing Balance Sheet”), together with a (i) good faith estimate of the Net Working Capital of the Company as of the First Installment Closing (the “Estimated Net Working Capital”) and (ii) a statement of the Funded Debt of the Company as of the First Installment Closing (the “Closing Indebtedness”).  The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP, consistent with the application of GAAP in preparation of the Audited 2004 Financial Statements and with the financial books and records of the Company (which financial books and records are warranted by the Company to be correct and complete), and shall be certified by the Company’s Chief Executive Officer as being a reasonable good faith estimate of the items specified in clauses (i) and (ii) above.

          2.04          Net Working Capital of the Company.

                      (a)          Not later than sixty (60) days after the First Installment Closing Date, the Company shall deliver to the Seller Representative and the Purchaser a balance sheet of the Company as of the First Installment Closing Date (the “Audited Closing Balance Sheet”), audited by KPMG LLP (the “CPA Firm”) together with a calculation, prepared by the Company, of the proposed Net Working Capital as of the First Installment Closing Date based on the Audited Closing Balance Sheet (the “Final Net Working Capital”).  Each of the Parties shall cooperate with the preparation and audit of the Audited Closing Balance Sheet.

                      (b)          All fees and expenses of the Audited Closing Balance Sheet shall be allocated fifty percent by Purchaser and fifty percent to the Sellers collectively (which portion shall be treated as a Sellers’ Expense).  The Audited Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied with the accounting principles used in the preparation of Audited 2004 Financial Statements and with the financial books and records of the Company (which financial books and records are warranted by the Company to be correct and complete) (collectively, the “Agreed”).

Accounting Procedures To the extent permitted by the CPA Firm, which permission Purchaser shall request, the Seller Representative and Purchaser shall each have access to all working papers and other records relative to the preparation and audit thereof, and shall each have reasonable access to the personnel and financial records of the Company for the purpose of determining any item reflected on the Audited Closing Balance Sheet.  The Audited Closing Balance Sheet shall be conclusive and binding on the Parties unless the Seller Representative or Purchaser delivers a detailed statement describing its objections thereto to the other Party (“Objection Notice”) within thirty (30) days after the delivery of the Audited Closing Balance Sheet to the Purchaser and the Seller Representative, provided that no objection shall be valid unless it relates to the failure of the Audited Closing Balance Sheet to comply with the Agreed Accounting Procedures.  Any Objection Notice shall be in sufficient detail such that the other Party can determine the nature, basis and, to the extent possible, amount of such objections.  Purchaser and the Seller Representative will use their good faith efforts to resolve any such objections themselves.  In the event an Objection Notice is delivered by the Seller Representative or Purchaser, Purchaser and the Seller Representative shall meet (either in person or telephonically) within fifteen (15) days after delivery of the Objection Notice to attempt to resolve such objections.

                    (c)          In the event that Purchaser and the Seller Representative do not obtain a final resolution within thirty (30) days after delivery of any Objection Notice, then the Second CPA Firm shall resolve such dispute pursuant to the provisions of Section 3.04(b).

                    (d)          Five (5) Business Days after the final determination of the Final Net Working Capital pursuant to the preceding provisions of this Section 2.04:

                                    (i)          If the Final Net Working Capital exceeds Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00) (the “Targeted Net Working Capital”), Purchaser will cause the Company to distribute the amount of such excess in cash to the Sellers, such distributions to be made to the Sellers in the proportions set forth on Schedule 4.02; and

                                    (ii)          If the Final Net Working Capital is less than the Targeted Net Working Capital, the Sellers will make a contribution of cash to the Company in the amount of such deficiency, which will be treated as a capital contribution under the New Operating Agreement, the Sellers’ respective shares of such contribution to be in the proportions set forth on Schedule 4.02.  Any adjustments pursuant to this Section 2.04 shall be treated as an adjustment to the First Installment Price for tax and accounting purposes and the parties agree to treat any adjustment as such.

          2.05          First Installment Closing. Subject to the conditions of this Agreement, the purchase and sale of the First Installment Interests provided for in this Article 2 (the “First Installment Closing”) will take place at the offices of Greensfelder, Hemker & Gale, P.C. at 10 South Broadway, Suite 2000, Saint Louis, Missouri, at 10:00 a.m., local time, on the fifth (5th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the First Installment Closing (other than conditions with respect to actions the respective Parties will take at the Closing itself) or on such other date or location as the Parties may mutually determine (the “First Installment Closing Date”); provided, however, that the First Installment Closing Date shall be no later than November 30, 2005.

          2.06          First Installment Closing Deliveries.

                    (a)          At the First Installment Closing, the Company and the Sellers will deliver, or cause to be delivered, to Purchaser:

                                   (i)          [Intentionally deleted.]

                                    (ii)       Employment agreements (collectively, the “Employment Agreements”), in the forms attached hereto as Exhibit C-1 through Exhibit C-12, each duly executed by the Company and by each of the Sellers, Larry Gilkerson, Al Marano, William Rouse, and Kathy Ruskin (collectively, the “Key Employees”), respectively, which shall, among other things, have the effect of canceling and terminating, without liability to the Company, any employment agreement previously entered into by and between such Key Employee and the Company;

                                    (iii)     A Second Amended and Restated Operating Agreement of the Company, dated effective as of the First Installment Closing Date in the form of Exhibit D, duly executed by the Company and the Sellers (the “New Operating Agreement”);

                                    (iv)     Stock restriction agreements (collectively, the “Stock Restriction Agreements”), each in the form attached hereto as Exhibit E, duly executed by each Seller;

                                    (v)      A certificate of the Chief Executive Officer of the Company stating that on and at the First Installment Closing Date (i) each of the representations and warranties set forth in Article 4 is true, correct and accurate in all material respects (except that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true, correct and accurate in all respects) at and as of the First Installment Closing Date (except those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) each of the conditions specified in Sections 7.01(a)(ii) through (viii) have been satisfied in all respects;

                                    (vi)      The following documents under cover of a letter, satisfactory in form and substance to Purchaser, instructing Purchaser to hold such documents in escrow until the Second Installment Closing and the Third Installment Closing respectively (the “Document Escrow Letter”), duly executed by the Seller Representative, Diamond and the Company together with (A) membership interest assignments in the form of Exhibit A, duly executed by Diamond in favor of Purchaser, and dated effective as of the Second Installment Closing Date and Third Installment Closing Date, respectively, (B) two (2) certificates duly executed by Diamond, effective as of the Second Installment Closing Date and Third Installment Closing Date, respectively, stating that on and as of each such respective closing dates, Diamond has good and marketable title to its Membership Interest, free and clear of all Encumbrances and Purchaser will acquire good and marketable title thereto, free of any Encumbrances, and (the “Seller Closing Certificates”) (C) any other documents that Purchaser reasonably requests to transfer to Purchaser good and marketable title to all of the Second Installment Interests and the Third Installment Interests, free from any Encumbrances, effective as of such dates;

                                    (vii)     The Third Party Approvals;

                                    (viii)     A copy of the Articles of Organization of the Company with all amendments thereto including the amendment specified in Section 7.01(a)(xiv), certified by the Secretary of State of Tennessee as of a date not earlier than fifteen (15) days prior to the First Installment Closing Date;

                                    (ix)      A certificate of the Secretary of the Company, dated as of First Installment Closing Date, in form and substance satisfactory to Purchaser, certifying: (A) there have been no amendments to the Company’s Articles since the date of certification by the Secretary of State of Tennessee referred to in the immediately preceding clause (viii); (B) as to the incumbency and genuineness of the signatures of each officer, Governor or manager of the Company executing and performing under this Agreement and consummating any other transactions contemplated by this Agreement; and (C) that attached to the secretary’s certificate are true copies of the duly adopted resolutions of the Board of Governors of the Company and true copies of the duly adopted resolutions of the Members authorizing the execution and performance of this Agreement;

                                    (x)       Payoff letters from each lender to whom the Company owes any amount of Funded Debt, dated as of the First Installment Closing Date (the “Payoff Letters”), confirming the aggregate amount of principal, accrued interest and/or other fees or amounts owed by the Company in respect thereof through and including the First Installment Closing Date, as well as agreeing to terminate any Encumbrances against the Company’s assets upon receipt thereof, and otherwise in form and substance reasonably acceptable to Purchaser;

                                    (xi)      An opinion of Bass, Berry & Sims PLC, which shall be addressed to, and subject to reliance by, Purchaser, dated as of the First Installment Closing Date, with respect to the matters set forth in Exhibit F attached hereto and in form and substance reasonably satisfactory to Purchaser;

                                    (xii)     A certificate or certificates, dated as of a date not more than fifteen (15) days prior to the First Installment Closing Date, duly issued by the Secretary of State of Tennessee and any other state, if any, in which the Company is authorized to do business, in each case indicating that the Company, is in good standing and authorized to do business and that all state franchise and/or Tax Returns and Taxes for all periods ending prior to the First Installment Closing Date have been filed and paid;

                                    (xiii)     General releases executed by each Seller and Key Employee in the form attached hereto as Exhibit G;

                                    (xiv)     Forms of election in compliance with Section 754 of the Code, as reasonably determined by Purchaser’s counsel, duly executed by the Company and each Seller (the “754 Election Forms”) with respect to both (A) the final short tax year of the Company ending on the First Installment Closing and (B) the tax year of the Company commencing on the First Installment Closing; and

                                    (xv)     Such additional documents, instruments or items of information duly executed by the Sellers, the Company, or the Company’s members, managers, Governors, or officers as may be reasonably requested by Purchaser in respect of any aspect or consequence of the transactions contemplated hereby.

                    (b)          At the First Installment Closing, Purchaser will:

                                   (i)          Deliver to the Sellers the First Installment Cash Consideration, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers not less than two Business Days prior to the First Installment Closing which shall be in accordance with the sharing ratios set forth on Schedule 4.02;

                                    (ii)        Deliver to the Sellers the Restricted Purchaser Shares, or receipts therefor in accordance with the Stock Restriction Agreements, constituting the First Installment Stock Consideration, which shall be allocated among the Sellers in accordance with the sharing ratios set forth on Schedule 4.02;

                                    (iii)       Deliver to the Seller Representative a certificate of the Secretary of Purchaser, dated as of the First Installment Closing Date, in form and substance satisfactory to the Seller Representative, in each case, certifying: (A) that a true and complete copy of Purchaser’s Articles of Incorporation and bylaws, as in full force and effect on the First Installment Closing Date, is attached to such certificate; (B) as to the incumbency and genuineness of the signatures of each officer of Purchaser executing and performing under Agreement and consummating any other transactions contemplated by this Agreement; and (C) that attached to the secretary’s certificate are true copies of the duly adopted resolutions of the board of directors of such Person authorizing the execution and performance of this Agreement, and the consummation of the transactions contemplated hereby;

                                    (iv)      Deliver to the Seller Representative a certificate of an authorized officer of EFSC stating that on and at the First Installment Closing Date (i) each of the representations and warranties set forth in Article 5 is true, correct and accurate in all material respects (except that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true, correct and accurate in all respects) at and as of the First Installment Closing Date (except those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) each of the conditions specified in Sections 7.02(a) have been satisfied in all respects;

                                    (v)       Payoff amounts, pursuant to any Payoff Letters, of any Funded Debt of the Company which Purchaser elects to pay to the lenders thereof on behalf of the Company;

                                    (vi)      An opinion of Greensfelder, Hemker & Gale, P.C., which shall be addressed to, and subject to reliance by, the Sellers, dated as of the First Installment Closing Date, with respect to the matters set forth in Exhibit H attached hereto and in form and substance reasonably satisfactory to Purchaser;

                                    (vii)     The New Operating Agreement, duly executed by Purchaser; and

                                    (viii)     Such additional documents, instruments or items of information duly executed by the Purchaser, or the Purchaser’s officers as may be reasonably requested by the Sellers in respect of any aspect or consequence of the transactions contemplated hereby.

ARTICLE 3
DEFERRED PURCHASE OF MEMBERSHIP
INTERESTS; RESOLUTION OF CERTAIN DISPUTES

          3.01          Diamond.  At and as of the First Installment Closing, the Sellers will transfer to Diamond forty percent (40%) of all then issued and outstanding Membership Interests, namely all of their Membership Interests other than those owned by Purchaser after giving effect to the First Installment Closing, and each Seller shall cease to be a Member of the Company.

          3.02          Purchase of Second Installment Interests.

                           (a)          Pursuant to the terms and subject to the conditions of this Agreement, on the later of (i) March 31, 2008 and (ii) two (2) Business Days after the resolution of any dispute regarding the Second Installment Price as contemplated in Section 3.04 (the “Second Installment Closing Date”), Diamond will sell and transfer to Purchaser and Purchaser will purchase from Diamond an aggregate portion of Diamond’s Membership Interests constituting fifty percent (50%) of all issued and outstanding Membership Interests then held by Diamond (the “Second Installment Interests”), so that upon conclusion of the Second Installment Closing, Purchaser will own eighty percent (80%) of all of the then issued and outstanding Membership Interests.

                           (b)          The aggregate purchase price for the Second Installment Interests (the “Second Installment Price”) shall equal:

                                          (i)          the product of (A) a fraction, the numerator of which is the Actual 2006/2007 Weighted Average Pre-Tax Income and the denominator of which is the Targeted 2006/2007 Weighted Average Pre-Tax Income, multiplied by (B) the sum of the First Installment Price plus Nine Million Five Hundred Thousand and 0/100 Dollars ($9,500,000.00); minus

                                          (ii)        the First Installment Price;

provided that in no event shall the Second Installment Payment exceed the excess, if any, of the Maximum Aggregate Purchase Price minus the First Installment Price.

                           (c)          Subject to the conditions of this Agreement, the purchase and sale of the Second Installment Interests (the “Second Installment Closing”) shall take place on the Second Installment Closing Date at the time and location designated by Purchaser.  At the Second Installment Closing:

                                          (i)          the Seller Representative will release, pursuant to the terms of the Escrow Letter (A) the membership interest assignments representing the Second Installment Interests, duly executed in favor of Purchaser, (B) the Seller Closing Certificates with respect to the Second Installment Closing and (C) any other documents in respect of the transfer of the Second Installment Interests that were deposited with the Escrow Agent pursuant to Section 2.06(a)(vi); and

                                           (ii)        Diamond will execute and deliver to EFSC a Stock Restriction Agreement governing the Second Installment Stock Consideration; provided that Diamond shall be permitted to, and the terms of such Stock Restriction Agreement shall not prohibit Diamond from, transferring all or any portion of the Second Installment Stock Consideration to the members of Diamond in accordance with the Diamond Operating Agreement, subject to such member’s execution and delivery of a Stock Restriction Agreement in the form of Exhibit E.

                            (d)          On the Second Installment Closing Date, Purchaser will:

                                           (i)          Deliver to Diamond an aggregate amount determined in Purchaser’s discretion but in no event less than thirty percent (30%) of the Second Installment Price (the “Second Installment Cash Consideration”), by wire transfer of immediately available funds in accordance with instructions delivered by the Seller Representative not less than two (2) Business Days prior to the Second Installment Closing Date; and

                                           (ii)         Deliver to Diamond such number of Restricted Purchaser Shares having an aggregate Closing Value equal to the remainder of the Second Installment Price (the “Second Installment Stock Consideration”).

                                           (iii)        Notwithstanding the foregoing, in the event shares of EFSC’s common stock are not publicly traded on a securities exchange or the Nasdaq National Market, the Purchaser shall pay 100% of the Second Installment Price in cash by wire transfer of immediately available funds in accordance with subsection (i) above.

          3.03          Purchase of Third Installment Interests.

                           (a)          Pursuant to the terms and subject to the conditions of this Agreement, on the later of (i) March 31, 2010 and (ii) two (2) Business Days after the resolution of any dispute regarding the Third Installment Price (the “Third Installment Closing Date”), Diamond will sell and transfer to Purchaser and Purchaser will purchase from Diamond all of the issued and outstanding Membership Interests then held by Diamond (the “Third Installment Interests”).

                            (b)          The aggregate purchase price for the Third Installment Interests (the “Third Installment Price”) shall equal:

                                           (i)          the product of (A) a fraction, the numerator of which is the Actual 2008/2009 Weighted Average Pre-Tax Income and the denominator of which is the Targeted 2008/2009 Weighted Average Pre-Tax Income, multiplied by (B) the Maximum Purchase Price; minus

                                           (ii)         the Second Installment Price; and minus

                                           (iii)        the First Installment Price;

provided that in no event shall the Third Installment Price exceed the excess, if any, of the Maximum Purchase Price minus the First Installment Price minus the Second Installment Price.

                            (c)          Subject to the conditions of this Agreement, the purchase and sale of the Third Installment Interests (the “Third Installment Closing”) shall take place on the Third Installment Closing Date at the time and location designated by Purchaser.  At the Third Installment Closing:

                                           (i)          the Seller Representative will cause the Document Escrow Agent to deliver (A) the membership interest assignments representing the Third Installment Interests duly executed by Diamond in favor of Purchaser, (B) the Seller Closing Certificates with respect to the Third Installment Closing and (C) any other documents in respect of the transfer of the Third Installment Interests that were deposited with the Escrow Agent pursuant to Section 2.06(a)(vi); and

                                           (ii)        Diamond will execute and deliver to EFSC a Stock Restriction Agreement governing the Third Installment  Stock Consideration, to the extent any portion thereof is not subject to the Stock Restriction Agreement described in Section 3.02(i)(ii); provided that Diamond shall be permitted to, and the terms of such Stock Restriction Agreement shall not prohibit Diamond from, transferring all or any portion of the Second Installment Stock Consideration to the members of Diamond in accordance with the Diamond Operating Agreement, subject to such member’s execution and delivery of a Stock Restriction Agreement in the form of Exhibit E.

                            (d)          On the Third Installment Closing Date, Purchaser will:

                                           (i)          Deliver to Diamond an aggregate amount determined in Purchaser’s discretion but in no event less than thirty percent (30%) of the Third Installment Price (the “Third Installment Cash Consideration”), by wire transfer of immediately available funds in accordance with instructions delivered by the Seller Representative not less than two (2) Business Days prior to the Third Installment Closing Date;  and

                                           (ii)          Deliver to Diamond such number of Restricted Purchaser Shares having an aggregate Closing Value equal to the remainder of the Third Installment Price (the “Third Installment Stock Consideration”).

                                           (iii)         Notwithstanding the foregoing, in the event shares of EFSC’s common stock are not publicly traded on a securities exchange or the Nasdaq National Market, the Purchaser shall pay 100% of the Third Installment Price in cash by wire transfer of immediately available funds in accordance with subsection (i) above.

          3.04          Resolution of Certain Disputes.

                           (a)          The Actual 2006/2007 Weighted Average Pre-Tax Income and the Actual 2008/2009 Weighted Average Pre-Tax Income shall be based on the Company’s unaudited financial statements for the applicable fiscal years (the “Post-Closing Financial Statements”), each of which shall be prepared by Purchaser consistent with the books and records of the Company and in accordance with GAAP applied consistently with the Audited 2004 Financial Statements.  Purchaser shall deliver to the Seller Representative each of the Post-Closing Financial Statements prior to three Business Days following EFSC’s filing of any form or report with the SEC, including without limitation a Current Report on Form 8-K, which contains EFSC’s consolidated earnings for such fiscal year, but in no event later than February 28 following such fiscal year.  Such delivery of the Post-Closing Financial Statements for the 2007 Fiscal Year and the 2009 Fiscal Year shall be accompanied by Purchaser’s calculation of the Second Installment Price and the Third Installment Price, as applicable.  The Seller Representative shall have access to all of Purchaser’s working papers and other records relative to the preparation of the Post-Closing Financial Statements, and shall have reasonable access to the personnel and financial records of the Company for the purpose of determining any item reflected on the Post-Closing Financial Statements.  Each of the Post-Closing Financial Statements shall be conclusive and binding on the Parties unless the Seller Representative delivers an Objection Notice within thirty (30) days after Purchaser’s delivery thereof to the Seller Representative. Any

Objection Notice shall be in sufficient detail such that Purchaser can determine the nature, basis and, to the extent possible, amount of such objections.  Purchaser and the Seller Representative will use their good faith efforts to resolve any such objections themselves.  In the event an Objection Notice is delivered by the Seller Representative, Purchaser and the Seller Representative shall meet (either in person or telephonically) within fifteen (15) days after delivery of the Objection Notice to attempt to resolve such objections.  In the event that Purchaser and the Seller Representative do not obtain a final resolution within thirty (30) days after delivery of any Objection Notice, then the Second CPA Firm shall resolve such dispute pursuant to the provisions of Section 3.04(b).

                            (b)          In the event of any dispute between Purchaser and the Seller Representative contemplated in Section 2.04(c) or Section 3.04(a), Deloitte & Touche LLP (the “Second CPA Firm”) shall resolve any objections which remain unresolved and determine the Audited Closing Balance Sheet and/or any disputed Post-Closing Financial Statements in accordance with the provisions of this Agreement.  Purchaser and the Seller Representative shall deliver to the Second CPA Firm all financial information concerning the Company reasonably necessary to resolve the objections in such Objection Notice, including the Audited Closing Balance Sheet or the disputed Post-Closing Financial Statements, a fully executed copy of this Agreement, the applicable work papers of the CPA Firm or other independent accounting firm if applicable and, to the extent permitted by the CPA Firm or other independent accounting firm, which permission Purchaser shall request, and each of Purchaser’s and the Seller Representative’s applicable calculations, including calculations of the Final Net Working Capital, Actual 2006/2007 Weighted Average Pre-Tax Income, Actual 2008/2009 Weighted Average Pre-Tax Income, the Second Installment Price or the Third Installment Price.  Purchaser and the Seller Representative shall also instruct the Second CPA Firm to make its final determination based solely on presentations by Purchaser and the Seller Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The resolution by the Second CPA Firm of such objections and determination of the Audited Closing Balance Sheet, disputed Post-Closing Financial Statements and/or disputed calculations shall be: (i) set forth in writing; (ii) delivered to Purchaser and the Seller Representative within thirty (30) days after delivery to the Second CPA Firm of the financial and other information provided for herein; and (iii) conclusive and binding upon Purchaser, the Company and the Seller Representative.  The fees and expenses of the Second CPA Firm shall be allocated fifty percent to Purchaser and fifty percent to the Sellers.

          3.05          Stock Restriction Agreement.  If Diamond transfers any portion of the Second Installment Stock Consideration or the Third Installment Stock Consideration to any member of Diamond, such transferee shall execute and deliver a Stock Restriction Agreement if and to the extent such transferee is not already a party to a Stock Restriction Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company and the Sellers hereby represent and warrant to Purchaser that the statements contained in this Article 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the First Installment Closing Date (as though made then and as though the First Installment Closing Date were substituted for the date of this Agreement throughout this Article 4), except as may be set forth in the disclosure schedules attached to this Agreement and incorporated as if fully set forth herein (the “Schedules”).  The Schedules are arranged and numbered corresponding to the numbered and lettered sections contained in this Article 4, and any item disclosed in the Schedules shall be deemed disclosed on and incorporated in and under each other section of the Schedules in which such disclosure is, on its face, reasonably apparent; provided that the mere listing (or inclusion of a copy) of a document shall not be deemed adequate to disclose the contents of such document or an exception to a representation or warranty made herein.

          4.01          Incorporation, Qualification and Power.  The Company and Diamond are each limited liability companies duly organized, validly existing and in good standing under the laws of the State of Tennessee.  MDI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Tennessee.  The Company, Diamond and MDI have full requisite power and authority to carry on the business in which each is engaged in the manner now conducted and presently proposed to be conducted and to own and use the properties owned and used by each of them.  The Company, Diamond and MDI are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, each of which are identified on Schedule 4.01, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to cause Damages to the Company.  Diamond has previously delivered to Purchaser true, correct and complete copies of its articles of organization (the “Diamond Articles”) and operating agreement (the “Diamond Operating Agreement”), in each case as amended to date.  The Company has previously delivered to Purchaser true, correct and complete copies of its Articles of Formation (the “Company’s Articles”) and operating agreement (the “Company’s Operating Agreement”) of the Company, in each case as amended to date excluding the amendment contemplated by Section 7.01(a)(xiv).  MDI has previously delivered to Purchaser true, correct and complete copies of its Articles of Incorporation (the “MDI Articles”) and bylaws (the “MDI Bylaws”).  The membership and stock ledgers of the Company and MDI are true, correct and complete in all respects.  The Company is not in default under or in violation of any provision the Company’s Articles.  None of the Company, any Seller, Governor or manager is in default under or in violation of any provision of the Company’s Operating Agreement.  MDI is not in default of any provision of the MDI Articles or the MDI Bylaws.

          4.02          Capitalization.  Schedule 4.02 sets forth a complete and accurate list of all members of the Company together with each member’s respective address, capital account as of the date hereof and share of the profits and losses of the Company.  At the First Installment Closing, no Seller’s capital account on the Company’s books shall be less than zero.  The Sellers constitute all of the members of the Company and the Membership Interests held by the Sellers constitute all Membership Interests of the Company.  Other than the Sellers, Diamond and the members of Diamond, there are no persons who have any rights to the profits, losses, distributions or other economic interest in the Company.  The rights and obligations of the Members with respect to the Membership Interests are as set forth in the Company’s Articles and the Company’s Operating Agreement and except as set forth therein there are no (i) voting trusts, proxies or other agreements or understandings with respect to the voting of the Membership Interests or (ii) agreements or other understandings (whether or not contingent) with respect to any restrictions on the transfer of any Membership Interests.  Other than as contemplated by this Agreement, no Person other than Diamond and the members of Diamond has any agreement, option, warrant, right or privilege, whether by law or contract, for the purchase from the Sellers of any of the Membership Interests, nor any agreement, convertible security, option, warrant, right or privilege to subscribe for or otherwise acquire any Membership Interest, whether by law or contract.  There are no outstanding or authorized equity appreciation, equity participation or similar rights with respect to the Company.  There are no declared but unpaid distributions.  The Sellers and the individuals set forth on Schedule 4.02 will, as of the First Installment Closing Date, constitute all of the members of Diamond and the membership interests of Diamond held by the Sellers and the individuals set forth on Schedule 4.02 shall constitute all of the membership interests of Diamond.  The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of the Membership Interests.  On the respective closing dates contemplated by Articles 2 and 3, Purchaser will acquire good and marketable title to the Membership Interests as contemplated thereby, free and clear of all Encumbrances.

          4.03          Subsidiaries. Except for MDI, the Company does not have any Subsidiaries.  Schedule 4.03 sets forth a correct and complete list of the owners of the capital stock of MDI, including their respective names, addresses, and number and class of shares owned.  The Company is the record and beneficial owner of, and has good and marketable title to, the shares of outstanding capital stock of MDI indicated on Schedule 4.03, free and clear of all Liens.  All of the issued and outstanding shares of capital stock of MDI have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal.  MDI does not have outstanding any capital stock or securities convertible or exchangeable for any of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase any of its capital stock or any securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans.  MDI is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  MDI has not violated any federal or state securities laws in connection with the offer, sale or issuance of its capital stock.  There are no agreements, other than solely with the Company, with respect to the voting or transfer of the capital stock of MDI.  Except for the Company’s ownership of MDI, the Company does not own or hold the right to acquire any shares of stock or any other security or interest in any other Person or any obligation to make any investment in any Person.

          4.04          Authorization of Transaction.  This Agreement constitutes and each other agreement to be executed and delivered by the Company, the Sellers and Diamond at the First Installment Closing, the Second Installment Closing and the Third Installment Closing (collectively, the “Seller Party Closing Documents”) will constitute the valid and legally binding obligation of the Company, the Sellers and Diamond, enforceable in accordance with their respective terms and conditions, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.  The Company, each Seller and Diamond have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller Party Closing Documents and to perform its respective obligations under this Agreement and the Seller Party Closing Documents, and such action has been duly authorized by all necessary action on the part of the Company, each Seller and Diamond.  The Company’s Board of Governors and Diamond’s Board of Governors have duly authorized the execution and delivery of this Agreement by each of them and the performance of their respective obligations hereunder and all action and approvals required under the Tennessee Act in order to consummate the transactions contemplated by this Agreement have occurred prior to the date hereof.

          4.05          Noncontravention.  Except as set forth on Schedule 4.05, the execution and delivery by the Company, the Sellers and Diamond of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company, MDI, the Sellers or Diamond is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and the

Sellers do not and shall not (i) result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any Governmental Authorization or other Consent or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Body pursuant to, (I) the Company’s Articles, the Company’s Operating Agreement, the Diamond Articles or the Diamond Operating Agreement, or (II) any Law to which the Company, MDI or any Seller is subject, or (III) any order, judgment or decree to which the Company, MDI or any Seller is subject, or (IV) any Contract.

          4.06          Books and Records.  The books of account and other financial records of the Company and MDI, all of which have been delivered or made available to Purchaser, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.  The minute books of the Company, copies of all of which have been delivered to Purchaser, contain in all material respects accurate and complete records of all meetings held of, and action taken by, the members, the Board of Governors and any committees of the Board of Governors of the Company, and no such meetings have been held for which minutes have not been prepared or are not contained in such minute books.  The minute books of MDI, copies of all of which have been delivered to Purchaser, contain in all material respects accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors and any committees of the Board of Directors of MDI, and no such meetings have been held for which minutes have not been prepared or are not contained in such minute books.

          4.07          Financial Statements.

                           (a)          Attached to Schedule 4.07(a) are the following financial statements of the Company:  (i) audited, consolidated, balance sheet and related statements of income and members’ equity and statements of cash flows as of and for the fiscal year ended December 31, 2003 (the “Audited 2003 Financial Statements”); (ii) audited and consolidated balance sheet and related statements of income and members equity and statements of cash flows as of and for the fiscal year ended December 31, 2004 (the “Audited 2004 Financial Statements”); and (iii) unaudited, consolidated internally prepared Balance Sheet and related statements of income and members’ equity and statements of cash flows as of and for the six (6) month period ended June 30, 2005 (such balance sheet, the “Interim Balance Sheet” and collectively with such statement of income, the “Interim Financial Statements”).  The attached financial statements described in the preceding clauses (i), (ii) and (iii) shall be collectively referred to as the “Financial Statements.”

                            (b)          Each of the Financial Statements (including in all cases the notes thereto, if any) have been prepared on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects.

                            (c)          The Audited 2003 Financial Statements, the Audited 2004 Financial Statements and the Interim Financial Statements have each been prepared in accordance with GAAP, consistently applied, except for the absence of footnote disclosure and year end adjustments in the Statements.

                            (d)          The Audited Closing Balance Sheet will be prepared in accordance with GAAP, applied consistently with the Audited 2004 Financial Statements, present fairly the financial condition of the Company as of the First Installment Closing Date, will be correct and complete in all material respects, and will be consistent with the financial books and records of the Company.

          4.08          Tax Matters.

                           (a)          The Company and MDI have duly and timely filed all state and federal Income Tax Returns, all sales or use Tax Returns and all other Tax Returns that each was required to file.  All such Tax Returns are correct and complete in accordance with applicable Law as filed.  All Taxes owed by the Company and MDI (whether or not shown on any Tax Return) have been paid and all taxes accrued and not paid prior to Closing will be properly reflected on the Audited Closing Balance Sheet in accordance with GAAP.  There are no Encumbrances on any of the assets of the Company or MDI that arose in connection with any failure (or alleged failure) to pay any Tax.

                            (b)          The Company and MDI have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                            (c)          There is no dispute or claim concerning any Tax Liability of the Company or MDI either: (i) claimed or raised by any Governmental Body in writing; or (ii) as to which the Sellers, the Company or MDI has Knowledge based upon personal contact with any agent of such authority.  Schedule 4.08(c) lists all federal, state, local and foreign Income Tax Returns, all state sales or use Tax Returns and all other Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2002 and specifically indicates any Tax Returns that have been audited or that currently are the subject of an ongoing audit by any Governmental Body.  The Company and MDI have delivered to Purchaser correct and complete copies of all such Tax Returns and all examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2002.

                            (d)          Except as set forth on Schedule 4.08(d), neither the Company nor MDI has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency and is not the beneficiary of any extension of time within which to file any Tax Return.

                           (e)          Neither the Company nor MDI is a party to or bound by any Tax allocation or Tax sharing agreement with any Person, and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes.

                            (f)          Neither the Company nor MDI has any liability for the Taxes of any Person (other than the Company or MDI) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

                            (g)          No claim has ever been made by a taxing authority in a jurisdiction where the Company or MDI does not file Tax Returns that the Company or MDI is or may be subject to taxation by such jurisdiction.

                            (h)          There are no Encumbrances for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company or MDI.

                            (i)          Neither the Company nor MDI will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the First Installment Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the First Installment Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale made prior to the First Installment Closing Date; or (E) prepaid amount received on or prior to the First Installment Closing Date.

          4.09          Title to Assets.  The Company and MDI each have good and marketable title to, or a valid leasehold interest in, the properties and assets used by each of them, located on their respective premises or reflected on the Interim Balance Sheet, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet.  Except as set forth on Schedule 4.09, all properties and assets reflected on the Interim Balance Sheet, are free and clear of all Encumbrances except Permitted Encumbrances, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear).  Such properties and assets constitute substantially all of the assets, tangible and intangible, of any nature whatsoever, owned by the Company as of the First Installment Closing Date and necessary to operate the Company’s business in the manner presently operated by the Company.

          4.10          Bank Accounts.  A correct and complete list of all deposit accounts, operating accounts, trust accounts, trust receivable accounts, investment accounts, any other accounts and safe deposit boxes of the Company and MDI are listed on Schedule 4.10, including with respect to each such account, the type of account, the depository institution, the account number and all individuals authorized to sign on the account, and, with respect to each safe deposit box, the depository institution where the box is held and all individuals authorized to access the box.

          4.11          [Intentionally Deleted]

          4.12          Contracts.  Schedule 4.12 lists the following Contracts to which the Company or MDI is a party, other than the Company’s Operating Agreement (collectively, the “Company Contracts”):

                           (a)          Any Contract pursuant to which any Person has granted the Company or MDI rights to act as a sales agent, broker or representative, including without limitation any such agreements with any insurance company;

                            (b)          Any Contract pursuant to which the Company or MDI has granted any Person rights to act as a sales agent, broker or representative;

                            (c)          Any Contract related to the employment, compensation or benefits of any Service Provider or sales representative that is not terminable at will or any Contract related to the termination of employment or service of any Service Provider;

                            (d)          Any Contract for the lease or sublease of real property, whether as lessor or lessee;

                            (e)          Any Contract that would involve any payment upon a change of control of the Company or MDI or as a result of the consummation of the transactions contemplated hereby,

                            (f)          Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                            (g)          Any Contract (or group of related Contracts) for the purchase or sale of commodities, supplies, products or other personal property, or for the furnishing or receipt of services, (i) the performance of which will extend beyond December 31, 2005 or (ii) that involves consideration in excess of $10,000;

                            (h)          Any Contract concerning a partnership or joint venture or any management Contract;

                            (i)          Any Contract (or group of related Contracts) under which the Company or MDI has created, incurred, assumed or guaranteed any Funded Debt, or under which an Encumbrance (other than Permitted Encumbrances) has been imposed on any of its properties or assets;

                            (j)          Any Contract concerning confidentiality or noncompetition;

                            (k)          Any Contract with any Service Provider, sales representative or any other Affiliate of either the Company or MDI;

                            (l)          Any Contract under which the consequences of a default or termination would reasonably likely have a Material Adverse Effect;

                            (m)          Any Contract pursuant to which of the Company or MDI has any license or use rights with respect to Company Intellectual Property, having a value in excess of Ten Thousand Dollars ($10,000);

                            (n)          Any Contract that is not made in the Ordinary Course of Business and is to be performed at or after the date of this Agreement; and

                            (o)          Any other Contract (or group of related Contracts), the performance of which involves consideration in excess of $25,000.

The Company and MDI have delivered to Purchaser a correct and complete copy of each written Company Contract (together with all written amendments, waivers or other changes thereto) required to be listed in Schedule 4.12 and a written summary setting forth the material terms and conditions of each oral Company Contract required to be listed on Schedule 4.12.  With respect to each Company Contract required to be listed on Schedule 4.12:  (i) the Contract is a legal, valid and binding obligation of the Company or MDI, enforceable in accordance with its terms; (ii) immediately following the consummation of the transactions contemplated hereby without the payment by Purchaser, the Company or MDI of any transfer or other fee, the Contract will continue to be a legal, valid and binding obligation of the Company or MDI, as applicable, enforceable in accordance with its terms; (iii) the Company and MDI have performed all material obligations required to be performed by them and neither of them are in material default under or in material Breach of nor in receipt of any claim of any default or Breach; (iv) no event has occurred which with the passage of time or the giving of notice or both that would result in a material default, material Breach or material event of noncompliance by the Company or MDI or permit termination, modification or acceleration under any such Contract; (v) neither the Company nor MDI has any present expectation or intention of not fully performing all such obligations; (vi) no Contract is currently subject to or to the Knowledge of the Company or MDI is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to any material penalty, right of set off or other charge by the other party thereto for late performance or delivery by the Company; and (vii) to the Knowledge of the Company and MDI, there is no material Breach or anticipated material Breach by the other parties to such Contract.

          4.13          Intellectual Property.

                           (a)          Schedule 4.13 contains a complete list of all of the following that are owned by the Company or MDI or used by either of them in the conduct of their business: (i) all registered trademarks, service marks and trade names, and registered copyrights, patents and Internet domain names, and pending applications for registration thereof; (ii) material unregistered trademarks, unregistered service marks, trade names and corporate names; (iii) material unregistered copyrights; and (iv) all computer software and software licenses having a value in excess of Ten Thousand Dollars ($10,000) (other than commercial “shrink-wrap” software licenses) (collectively, the “Company Intellectual Property”).  The Company or MDI own and possess all right, title and interest to, or have a valid and enforceable written license to use, all of the Company Intellectual Property, free and clear of all Encumbrances.  Except as set forth on Schedule 4.13, to the Knowledge of the Company, MDI and the Sellers, the loss or expiration of any Company Intellectual Property has not had and is not reasonably expected to have a Material Adverse Effect, and no loss or expiration of any material Intellectual Property is pending or, to the Knowledge of the Company, MDI or the Sellers, threatened or reasonably foreseeable.  The Company and MDI have taken reasonable steps to maintain and protect the Company Intellectual Property and will continue to maintain and protect all of the Company Intellectual Property prior to the First Installment Closing so as not to materially and adversely affect the validity or enforceability thereof.

                            (b)          Except as set forth on Schedule 4.13, (i) all of the Company Intellectual Property is valid and enforceable, (ii) no claim by any third party has been made, is currently outstanding or to the Knowledge of the Company, MDI and the Sellers, is threatened, against the Company or MDI contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property and, to the Knowledge of the Company, MDI and the Sellers, there is no basis for any such claim, (iii) neither the Company nor MDI has infringed or misappropriated, and the operation of the their respective businesses as currently conducted does not infringe or misappropriate any Intellectual Property of other Persons, and to the Knowledge of the Company, MDI and the Sellers, there are no facts which indicate a likelihood of any of the foregoing and neither the Company not MDI has received any notices regarding any of the foregoing (including, without limitation, any demands to license any Intellectual Property from any third party), and (iv) to the Knowledge of the Company, MDI and the Sellers, the Company Intellectual Property has not been infringed, misappropriated or otherwise conflicted by other Persons and there are no facts that indicate a likelihood of any of the foregoing. The transactions contemplated by this Agreement will not have a Material Adverse Effect on the right, title or interest in and to the Company Intellectual Property and all of such Company Intellectual Property shall be owned or available for use by the Company on substantially the same terms and conditions immediately after the First Installment Closing.

          4.14          Real Property.

                            (a)          Neither the Company nor MDI owns any real property.

                            (b)          Schedule 4.14 sets forth the address of each parcel of Leased Real Property, and a complete list of all leases for each such Leased Real Property (including the date and name of the parties to such lease document).  Except as set forth in Schedule 4.14, with respect to each lease and sublease listed in Schedule 4.14:

                                          (i)          There are no disputes, oral Contracts or forbearance programs in effect as to the lease or sublease;

                                           (ii)        No security deposit or portion thereof deposited with respect to the lease or sublease has been applied in respect of a Breach or default under such Lease;

                                           (iii)       The other party to the lease or sublease is not an Affiliate of the Company or MDI;

                                           (iv)        Except for Permitted Encumbrances, there are no Encumbrances on the estate or interest created by the lease or sublease;

                                           (v)        With respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the Company and MDI for the underlying lease; and

                                           (vi)        The Company and MDI have not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

                            (c)          The Leased Real Property set forth in Schedule 4.14 comprises all of the real property utilized by the Company and MDI.  The Company and MDI have, and at the First Installment Closing, the Company will have the right to possession and quiet enjoyment of all Leased Real Property.

                            (d)          As of the date hereof, to the Knowledge of the Company, MDI or the Sellers, there is no condemnation, expropriation or other Proceeding in eminent domain, pending or threatened, affecting any of the Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any material claims, litigation, administrative actions or similar Proceedings, pending or to the Knowledge of the Company, MDI or the Sellers, threatened, relating to the lease, use or occupancy of the Leased Real Property or any portion thereof.

                            (e)          To the Knowledge of the Company and MDI, the classification of each parcel of Leased Real Property under applicable zoning Laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the improvements located thereon as currently constructed, used and occupied.  The consummation of the transactions contemplated by this Agreement will not adversely affect the Company’s or MDI’s right to conduct the Business on the Leased Real Property in the manner conducted prior to the Closing.

          4.15          Insurance.  Schedule 4.15 lists all fire, theft, casualty, health, life, accident, automobile, liability, employee errors and omissions, employee dishonesty, employment practices, title and other policies of insurance or bonds maintained by the Company and MDI, including policy limits and expiration dates.  All such policies or bonds are in full force and effect and will be outstanding and in full force and effect immediately after the First Installment Closing and the premiums therefor have been paid in full as they have become due and payable.  The Company and MDI have delivered to Purchaser a true and complete copy of each such insurance policy or bond.  The Company and MDI have not received any notice of cancellation with respect to any such insurance policies or bond.  The coverage provided by such policies or bonds complies in all material respects with all agreements to which the Company or MDI is a party, and applicable Laws to which it is subject.  Except as set forth on Schedule 4.15, there are no pending Proceedings arising out of, based upon or with respect to any of such policies or bonds and, to the Knowledge of the Company, MDI or the Sellers, no basis for any such Proceedings exists.  The Company and MDI are not in default with respect to any provisions contained in any such insurance policies or bonds and, to the Knowledge of the Company, MDI and the Sellers, no insurance provider is in default with respect to such insurance policies.  All of such policies or bonds (a) are issued by an insurer or bonding company that is financially sound and reputable, (b) taken together, provide reasonably adequate coverage for the Company’s and MDI’s assets and the operation of the Company’s and MDI’s business, and (c) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or MDI.  Except as set forth on Schedule 4.15, the Company has no Liability for errors or omissions in the conduct of its insurance business.

          4.16          Undisclosed Liabilities; Indebtedness.

                           (a)          The Company and MDI do not and will not have any Liabilities, except for: (a) Liabilities reflected or reserved against, or which will be reflected or reserved against, on the face (rather than in any notes thereto) of the Interim Balance Sheet, (b) Liabilities which have or will arise after the date of the Interim Balance Sheet in the Ordinary Course of Business and fully reflected on the Audited Closing Balance Sheet, none of which results from, arises out of, relates to, is in the nature of or was caused by any Breach of contract, Breach of warranty, tort, infringement violation of Law, claim or Proceeding, and (c) any Liabilities disclosed on Schedule 4.16(a).  Except as set forth on Schedule 4.16(a), no Person that is party to any Indebtedness incurred by the Company or MDI has the right to accelerate the payment of such Indebtedness on demand.

                           (b)          Except as set forth on Schedule 4.16(b), the Company and MDI have no Indebtedness.  Schedule 4.16(b) sets forth a correct and complete list of each Liability constituting Indebtedness, including the name of the lender thereof, the original principal amount, the outstanding amount of principal, accrued unpaid interest and any fees payable thereon as of the First Installment Closing Date and a per diem value for any such interest and/or fees.  A true, accurate and complete copy of each Contract pertaining to any Indebtedness has been delivered to Purchaser.

          4.17          Legal Compliance.

                           (a)          Except as set forth on Schedule 4.17(a), the Company, MDI, all Sellers, and each Service Provider have complied in all material respects with, and are in compliance in all material respects with, all Laws of federal, state, local and foreign Governmental Bodies, applicable to the Business or the operations of the Company, and no Proceeding or notice has been filed or commenced against the Company or MDI alleging any failure so to comply.  Without limiting the foregoing, except as set forth on Schedule 4.17(a):

                                           (i)          No complaint has been filed against the Company, MDI, any Seller, or any Service Providers, or against the Company or MDI with respect to actions of any sales representative, with any Governmental Body, including without limitation the securities commissioner of any state, the insurance commissioner of any state or the SEC;

                                           (ii)         None of the Company, MDI, any Seller, or any Service Provider, nor any sales representative with respect to actions taken on behalf of the Company or MDI, has pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving offering or selling insurance or securities or providing investment advice;

                                           (iii)        None of the Company, MDI, any Seller or any Service Provider is or ever has been subject to any prohibition by any Governmental Body against engaging in the business of offering or selling insurance or securities or providing investment advice;

                                          (iv)         None of the Company, MDI, any Seller, or any Service Provider has made any bribes, kickback payments or illegal payments of cash or other consideration, including illegal payments to clients, referral sources, insurance companies or employees thereof for purposes of doing business with such Persons.

                           (b)          Schedule 4.17(b) sets forth a complete and accurate list of each Governmental Authorization held by the Company, MDI, the Sellers or any Service Provider that otherwise relates to the Business or any of its respective properties and assets, including without limitation any “broker dealer” licenses required by any Governmental Body and any Governmental Authorization issued by the insurance commissioner, or applicable Governmental Body, of any state.  Each such Governmental Authorization is valid and in full force and effect.  The Company has complied, and is in compliance, in all material respects, with all of the terms and requirements of such Governmental Authorizations.  The Company, MDI each Seller and each Service Provider have all Governmental Authorizations necessary to permit the Company and MDI to lawfully conduct and operate their respective businesses as currently conducted and operated and to permit the Company and MDI to own and use their respective assets in the manner in which they currently own and use such assets.

                            (c)          Except as set forth on Schedule 4.17(c), none of the Company, MDI, any Seller any Service Provider, or, to the Knowledge of the Company and the Sellers, any sales representative with respect to actions taken on behalf of the Company or MDI has ever been the subject of any investigation, review, audit, by any Governmental Body with respect to compliance with Laws related to the offer or sale of insurance, the offer of sale of securities or the providing of investment advice.

          4.18          Litigation.

                            (a)          Except as set forth on Schedule 4.18(a), there are no Proceedings pending or, to the Knowledge of the Company, MDI or any Seller, threatened by, against or affecting the Company, MDI or, to the extent related to the Company’s or MDI’s business, any Service Provider or sales representative, at law or in equity, or before or by any Governmental Body, or any arbitrator (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement).  The Company and MDI are not subject to any judgment, order or decree of any court or other Governmental Body, and, to the Knowledge of the Company, MDI and the Sellers, the Company and MDI have not received any written opinion from legal counsel to the effect that either of them is exposed, from a legal standpoint, to any material Liabilities.  None of the Proceedings set forth on Schedule 4.18 could reasonably be expected to result in a Material Adverse Effect on the Company or MDI.  The Company has notified its insurers of any pending or threatened litigation within the time period(s) specified in applicable insurance policies.

                            (b)          Except as set forth on Schedule 4.18(b), none of the Company, MDI or, to the extent related to the Business of the Company or MDI, any Seller, any Service Provider or, to the Knowledge of the Company and the Sellers, sales representative has been a party to any Proceedings, at law or in equity, or before or by any Governmental Body or any arbitrator (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement) relating to the offer or sale of insurance or securities or providing investment advice.

          4.19          Employee Matters.  The Company and MDI have previously delivered to Purchaser a complete and accurate list, as of the date hereof, of the name, hire date, position and total compensation (including all bonuses, commissions and distributions) paid to all Service Providers, together with a summary of the bonuses and description of agreements for commissions or additional compensation and other like benefits, if any, payable to such Service Providers.  Such list will be updated by the Company and MDI not later than five (5) Business Days prior to the Closing.  Except as otherwise disclosed on Schedule 4.19:

                            (a)          No Service Provider has any written Contract with the Company or MDI regarding his or her employment or engagement (including any severance arrangement);

                            (b)          No Service Provider shall be entitled to receive any compensation as a result of the consummation of the transactions contemplated by this Agreement;

                            (c)          Since December 31, 2004 no Service Provider who has been compensated by Company or MDI at an annual rate in excess of One-Hundred Thousand Dollars ($100,000) has given notice of termination of his or her employment or engagement or had such employment or engagement terminated for any reason or for no reason; to the Knowledge of the Company, MDI and the Sellers, no such Service Provider intends to terminate such employment, and no notice of termination has been given to any such Service Provider by the Company or MDI;

                            (d)          No Service Provider is a party to any contract that provides for change of control benefits or termination or severance benefits or that would provide for increased compensation or permit termination as a result of the transactions to be consummated hereby;

                            (e)          All compensation (including, without limitation, wages, salary, bonuses, guaranteed payments, incentive compensation, vacation, commissions, deferred compensation, severance, workers’ compensation, unemployment benefits, and expense reimbursements) due and payable to any current or former employee and to any current or former outside sales person has been paid or properly accrued on the books and records of the Company and MDI;

                            (f)          The Company and MDI have not agreed to or do not otherwise have any obligation to indemnify, reimburse, defend or hold harmless any Person who is or was a Service Provider (excluding payments of commissions in the Ordinary Course of Business);

                            (g)          To the extent required by Law, the Company and MDI have reported all compensation paid to or earned by each Service Provider or sales representative to the appropriate Governmental Bodies;

                            (h)          Neither the Company, MDI nor any Service Provider is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present business activities of the Company or MDI; and

                            (i)          No Service Providers are currently absent from active service, including without limitation leave of absence, sabbatical, disability or medical or maternity leave.

          4.20          Labor Relations.  The Company and MDI are not a party to or bound by any collective bargaining agreement, nor has either of them experienced any actual or threatened work stoppages, strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Company and MDI have not committed any unfair labor practice.  None of the Company, MDI or the Sellers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or MDI.  The Company has complied in all material respects with all discrimination, equal opportunity Laws relating to the employment of labor (including provisions thereof relating to wages, hours, collective bargaining and the payment and withholding of social security and other Taxes).

          4.21          Employee Benefits.

                            (a)          Schedule 4.21 lists each Employee Benefit Plan that the Company or MDI sponsors, maintains, to which the Company or MDI contributes or has any obligation to contribute, or with respect to which the Company or MDI has any Liability or potential Liability.

                                           (i)          Each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered materially in accordance with the provisions of such Employee Benefit Plan and complies in form and operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

                                            (ii)        All required reports and descriptions (including Internal Revenue Service Form 5500), summary annual reports and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.  With respect to any Employee Benefit Plan that is a “health plan” (as defined in 45 C.F.R. Section 160.103), all material required actions to comply with the final privacy regulations issued under the Health Insurance Portability and Accountability Act of 1996 (45 C.F.R. Parts 160 and 164 (“HIPAA privacy regulations”) have been taken by April 14, 2003, or, to the extent that a Plan is a “small health plan” (as defined in 45 C.F.R. 160.103), all necessary actions have been taken to ensure compliance in all material respects with the HIPAA privacy regulations by the end of the extended compliance period.

                                            (iii)       All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the First Installment Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company.  All premiums or other payments for all periods ending on or before the First Installment Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan or accrued in accordance with (A) the past custom and practice of the Company and MDI, and (B) applicable Law.

                                            (iv)        Except as set forth in Schedule 4.21, each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a favorable determination letter (or has adopted a prototype or volume submitter plan that has received a favorable opinion letter) from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to the Knowledge of the Company, MDI and the Sellers, nothing has occurred since the date of such determination (or opinion) letter that could adversely affect the qualified status of any such Employee Benefit Plan.  Except as set forth on Schedule 4.21, with respect to any Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) for which a determination (or opinion) letter has not been received, the Company or MDI has appropriately filed an application for a determination letter with the Internal Revenue Service and no basis exists for the denial of such application.

                                           (v)         The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder.

                                           (vi)        The Company and MDI have delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Internal Revenue Service Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan.

                              (b)        With respect to each Employee Benefit Plan that the Company or MDI maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability:

                                           (i)          No such Employee Benefit Plan is an Employee Pension Benefit Plan subject to Code §412.

                                           (ii)        To the Knowledge of the Company, MDI and the Sellers, there have been no Prohibited Transactions (as defined in ERISA §406 and Code §4975) with respect to any such Employee Benefit Plan.  To the Knowledge of the Company, MDI and the Sellers, no Fiduciary (as defined in ERISA §3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, MDI or the Sellers, threatened.  The Company, MDI and the Sellers have no Knowledge of any basis for any such Proceeding.

                              (c)          The Company and MDI do not maintain, contribute to or have an obligation to contribute to, have any Liability or potential Liability with respect to, or have ever maintained, contributed to or had an obligation to contribute to any Multiemployer Plan.

                              (d)          The Company and MDI do not maintain, contribute to or have an obligation to contribute to, or have any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA).

                              (e)          There is no contract, agreement, plan or arrangement covering any present, former or retired employee, director, independent contractor or consultant of the Company or MDI that, individually or collectively, provides for the payment of any amount or the provision of any benefit that is or could be treated as an “excess parachute payment” pursuant to Section 280G of the Code and the regulations thereunder.

          4.22          Subsequent Events.  Since December 31, 2004, there has not occurred any event which has caused, or could reasonably be expected to cause, a Material Adverse Effect on the Company or MDI.  Except as provided in Schedule 4.22, since December 31, 2004, the Company and MDI have operated their respective businesses only in the Ordinary Course of Business.

                               (a)          Without limiting the generality of the foregoing and except as set forth at Schedule 4.22, since December 31, 2004:

                                    (i)          The Company and MDI have not sold, assigned, leased, licensed, transferred or otherwise encumbered any of their assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                                     (ii)         The Company and MDI have not entered into any Contract or series of related Contracts that involved more, retrospectively or prospectively, than an aggregate amount of $10,000 per Contract or series of related Contracts, other than Contracts with insureds for the sale of life insurance, or was entered into outside the Ordinary Course of Business;

                                     (iii)        No party (including the Company and MDI) has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than $50,000 to which the Company or MDI is a party or by which either of them is bound;

                                     (iv)        The Company and MDI have not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any Service Providers (or taken any such action with respect to any other Employee Benefit Plan, except to the extent required by applicable law or to maintain the tax-favorable status of any Employee Benefit Plan);

(v) The Company and MDI have not suffered any extraordinary loss (whether or not in the Ordinary Course of Business or consistent with past practices) in excess of $50,000 in the aggregate;

(vi) The Company and MDI have not committed to do any of the foregoing; and

                                     (vii)       The Company and MDI have not made any change in any method of accounting or accounting policies except as required to present the Financial Statements in accordance with GAAP or reversed any accruals except in the Ordinary Course of Business.

                               (b)          Without limiting the generality of the foregoing and except as set forth at Schedule 4.22, since June 30, 2005:

                                     (viii)     The Company and MDI have not made any capital expenditure (or series of related capital expenditures) or commitments therefor involving more than $20,000 or outside the Ordinary Course of Business;

                                     (ix)       The Company and MDI have not made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

(x) The Company and MDI have not issued any note, advance, bond or other debt security or created, incurred, assumed or guaranteed any Funded Debt;

(xi) The Company and MDI have not delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

                                     (xii)      The Company and MDI have not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                                     (xiii)     There has been no amendment or change made or authorized in the Company’s Articles, the Company’s Operating Agreement (except for authorization of the New Operating Agreement), the MDI Articles or the MDI Bylaws;

(xiv) The Company and MDI have not merged or consolidated with any other Person, except for the merger of MDI with and into the Company prior to the Closing;

                                     (xv)        Except in the Ordinary Course of Business, the Company has not declared, set aside or paid any distribution with respect to its Membership Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Membership Interests (including any warrants, options or other rights to acquire its capital stock);

                                     (xvi)       The Company and MDI have not made any loan or advance to, or entered into any other transaction with, any of its Members, other Service Providers or sales representatives, other than payments of salary and commission in the Ordinary Course of Business;

(xvii) The Company has not entered into any Contract with any Service Provider or sales representative, written or oral, or modified the terms of any existing such Contract; and

(xviii) The Company and MDI have not committed to do any of the foregoing.

          4.23          Affiliated Transactions.  Except as set forth on the Schedule 4.23, no Member, Governor, manager, officer, director, stockholder, employee or Affiliate of the Company or MDI, including the Sellers, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract with the Company or MDI or has engaged in any transaction (other than commission payments in the Ordinary Course of Business) with the Company or MDI or has any interest in any property (including any Intellectual Property), contract right or leasehold interest used by the Company or MDI.

          4.24          Guaranties.  Neither the Company nor MDI is a guarantor or otherwise is liable for any Liability or obligation (including Indebtedness) of any other Person and no other Person has guaranteed any Liability or obligation (including Indebtedness) of the Company.

          4.25          Brokers’ Fees.  None of the Company, MDI or any Seller has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          4.26          Disclosure.  The representations and warranties contained in this Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.  The Schedules do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser jointly and severally represents and warrants to the Company and the Sellers that the statements contained in this Article 5 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the First Installment Closing Date (as though made then and as though the First Installment Closing Date were substituted for the date of this Agreement throughout this Article 5).

          5.01          Organization.  EFSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted.  The Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted.

          5.02          Authorization of Transaction.  Purchaser has full right, power and authority (including full corporate power and authority) to execute and deliver this Agreement and each other agreement to be executed and to perform their respective obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.  Upon the execution and delivery by Purchaser of each other agreement to be executed or delivered by Purchaser at the First Installment Closing (collectively, the “Purchaser Closing Documents”), each of the Purchaser Closing Documents will constitute the legal, valid and binding obligation of Purchaser enforceable in accordance with its respective terms and conditions, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought.  Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Purchaser Closing Documents and to perform its obligations under this Agreement and the Purchaser Closing Documents, and such action has been duly authorized by all necessary action by the boards of directors of Purchaser.

          5.03          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:  (a) violate any Law, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which Purchaser is subject or any provision of the articles of incorporation or bylaws of Purchaser; or (b) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject.  Except as set forth on Schedule 5.03, to the Knowledge of Purchaser, and other than in connection with the provisions of applicable Law, Purchaser is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement.

          5.04          Financial Capability.  Based on existing cash reserves or availability under existing credit facilities, Purchaser has or will have the funds necessary to pay to the Sellers the First Installment Case Consideration, the Second Installment Case Consideration and the Third Installment Cash Consideration.  EFSC has sufficient authorized shares of EFSC Common Stock which are not issued, subscribed for or otherwise reserved for issuance to issue the First Installment Stock Consideration, the Second Installment Stock Consideration and the Third Installment Stock Consideration.

          5.05          Financial Statements and Reports.  The consolidated financial statements of the EFSC and its Subsidiaries included in EFSC filings with the SEC for the last three (3) fiscal years and the unaudited financial statements as of June 30, 2005 and for the six months then ended (including the related notes) complied as to form, as of their respective dates of filing with the SEC, if applicable, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been presented in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of EFSC and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not material in amount or effect).  KPMG, LLP, who has expressed their opinion with respect to the audited financial statements of EFSC and its Subsidiaries included in EFSC’s filings with the SEC (including the related notes), is an Independent Registered Public Accounting Firm as required by the Securities Act and the Exchange Act.

          5.06          SEC Reports.  EFSC has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2002.  Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, EFSC has made available to counsel to the Company copies in the form filed with the SEC of (i) EFSC’s Annual Reports on Form 10-K for each fiscal year of EFSC beginning since January 1, 2002, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of EFSC referred to in clause (ii) above,

(iii) all proxy statements relating to EFSC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (i) above, (iv) all certifications and statements required by (x) Rule 13-14 or 15-14 under the Exchange Act, or (y) 18 U.S.C. § 1350 (Section 906 of the Sarbanes Oxley Act of 2002 (“SOX”)) with respect to any report referred to in clause (i) or (ii) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to counsel to the Company pursuant to this Section) filed by EFSC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above are, collectively, the “EFSC SEC Reports” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, are, collectively, the “Filed EFSC SEC Reports”).  The Filed EFSC SEC Reports (x) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact or required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of EFSC is or has been required to file any form, report, registration statement or other document with the SEC pursuant to the Securities Act or Exchange Act.

          5.07          Absence of Certain Changes or Events.  Since December 31, 2004, except as disclosed in this Agreement or Purchaser’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and except for the transactions contemplated by this Agreement, there has not been (a) any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on EFSC.

          5.08          Offering  Assuming the accuracy of the Sellers’ representations and warranties in Section 4.27, the offer, sale and issuance of the shares of EFSC Common Stock to be issued as First Installment Stock Consideration, Second Installment Stock Consideration and the Third Installment Stock Consideration as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and will be conducted in material compliance with applicable state securities laws.  Neither Purchaser nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption from the registration requirements of the Securities Act.

          5.09          Compliance with Applicable Laws.  Purchaser and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective business under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable Law, policy and/or guideline of any Governmental Body relating to Purchaser or any of its Subsidiaries, and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of any violations of any of the above.

          5.10          Brokers’ Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or any Seller could become liable or obligated.

          5.11          Disclosure.  The representations and warranties contained in this Article 5 do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

ARTICLE 6
COVENANTS AND AGREEMENTS

          6.01          Certain Covenants of All Parties Prior to First Installment Closing.

                            (a)          Confidentiality.  The parties acknowledge and agree that Purchaser, the Company, the Sellers and their respective directors, managers, governors, officers, employees, agents, consultants, advisors, legal counsel, accountants, and financial advisors shall be bound by the terms and conditions of that certain Confidentiality and Non-Disclosure Agreement (the “Confidentiality Agreement”), dated as of July 1, 2005, for the remainder of the term specified in the Confidentiality Agreement without modification thereof; provided however that no provision of the Confidentiality Agreement shall (i) prevent Purchaser from conducting its due diligence investigation of the Company and MDI, including without limitation making inquiries in the manner and with the contract vendors, insurance carriers, referral sources and other persons doing business with the Company and/or MDI set forth on Schedule 7.01(a)(ix), or (ii) prevent the Purchaser from making public announcements as provided in Section 6.01(b) below.

                            (b)          Publicity; Announcements.  Unless required by law, including without limitation federal securities laws (in which case each of Purchaser and the Seller Representative agree to use reasonable efforts to consult with each other prior to any such disclosure as to the form and content of such disclosure), after the date hereof and through and including the First Installment Closing Date, without the consent of Purchaser and the Seller Representative, no party will issue or release any press releases or announcements to the employees, clients, or others having dealing with the Company or other releases of information related to this Agreement or the transactions contemplated hereby; provided however that no provision of this Agreement or the Confidentiality Agreement shall prevent Purchaser from making any public announcement required to comply with applicable securities laws or regulations, as determined by Purchaser or its counsel, including without limitation the filing with the Securities Exchange Commission of a “current report” on Form 8-K.

                            (c)          Cooperation.  Any notices or certifications given under this Agreement or any related agreement shall be given in good faith without any intention to unfairly impede or delay the other Party.  The Parties shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and the Parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement.  Each Party agrees to use all reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement.  Each of the Parties shall reasonable give access to the other Parties of all information, documents and personnel reasonably necessary or desirable in order to consummate the transactions contemplated by this Agreement and to confirm the accuracy of the representation and warranties made pursuant to this Agreement.

                            (d)          Notice of Material Developments; Updates to Schedules.

                                           (i)          Each Party shall give prompt written notice to the other parties of (A) any variances in any of its representations or warranties contained in Article 4 or Article 5 above, as the case may be, of which they become aware, (B) any breach of any covenant or agreement hereunder by such Party of which they become aware, (C) any event which will result in the failure of any of the conditions set forth in Article 7 and (D) any other material development affecting the ability of such party to consummate the transactions contemplated by this Agreement.

                                            (ii)        The Parties acknowledge that certain of the representations and warranties of the Company, the Sellers and Diamond affirmatively require the listing of certain factual information on the Schedules attached hereto.  The Company, the Sellers and Diamond shall be permitted to update such Schedules on or prior to the First Installment Closing Date with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.  No such additional disclosure or update by the Company, the Sellers or Diamond, however, shall be deemed to affect (A) any determination as to whether or not the condition set forth in Section 7.01(a)(i) has been satisfied, (B) any right of Purchaser to terminate this Agreement, or (C) any right of Purchaser to seek any remedy provided in Article 9; provided, however that if a matter disclosed in such additional disclosure on account of a matter arising after the date of this Agreement and before the First Installment Closing constitutes a Breach of a representation or warranty that is reasonably likely to result in Damages in excess of $100,000 (“Substantial Updated Disclosure”), and the Sellers Representative has given good faith notice to Purchaser upon the delivery of such Substantial Updated Disclosure that he believes that such Damages will likely exceed $100,000, and Purchaser nevertheless elects to close the transactions contemplated herein and pursuant to Section 7.01(c) waives the condition for closing set forth in Section 7.01(a)(i), then Purchaser shall be deemed to have waived any claim for indemnification against the Company, the Sellers and Diamond with respect to such matter disclosed in the Substantial Updated Disclosure.

                            (e)         No Inconsistent Action.  No Party shall take any action materially inconsistent with its respective obligations under this Agreement.

                            (f)         Regulatory Matters and Approvals.  Each of the Parties will (and the Company will cause each of its Affiliates and MDI to) give any notices to, make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 4.05 and Section 5.03 above.

          6.02          Certain Covenants of the Sellers and the Company Prior to the First Installment Closing.

                            (a)          Operation of Business.  Between the date of this Agreement and the First Installment Closing, the Company and MDI will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business and the Company and MDI will use commercially reasonable efforts to preserve the goodwill of their respective business and the relationships with clients, referral sources, Service Providers, sales representatives and insurance companies and other Persons having business relations with them.  Without limiting the generality of the foregoing, prior to the First Installment Closing:

                                           (i)          The Sellers shall cause the Company and MDI to not to take or omit to take any action that would require disclosure under Section 4.22 above or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Company and the

Sellers in this Agreement without regard to any modification of the Schedules after the date of this Agreement, provided that Purchaser acknowledges and agrees that the Company may make a distribution of cash to the Sellers prior to the First Installment Closing, so long as such distribution will not cause the Net Working Capital of the Company to be less than the Targeted Net Working Capital, and that the Company will cause MDI to consolidate or merge into the Company prior to the First Installment Closing;

                                           (ii)         The Sellers shall cause the Company and MDI to not take any action or omit to take any action which act or omission could reasonably be anticipated to have a Material Adverse Effect;

                                            (iii)       The Sellers shall cause the Company and MDI not to (A) delay the payments of accounts payable or accelerate the payment of commissions; (B) make any commitment with respect to capital expenditures in excess of Fifty Thousand and No/100 Dollars ($50,000.00); (C) make any commitment with respect to material changes to its normal and customary practices regarding the solicitation, booking and fulfillment of sales; or (D) cease from making accruals for Taxes, obsolete inventory, vacation and other customary accruals of the Company in a manner consistent with past practice;

                                            (iv)        The Sellers shall cause the Company and MDI not to enter into any transaction, arrangement or contract with any Person except on arm’s length basis in the Ordinary Course of Business consistent with past customs and practices.

                                            (v)         Notwithstanding the foregoing, nothing in this Section 6.02 shall prohibit the Company and MDI from taking any action or omitting to take any action as required or as expressly contemplated by this Agreement.

                            (b)          Access to Information.

                                           (i)          From the date hereof to the First Installment Closing, the Company shall afford, and cause MDI to afford, Purchaser and its counsel, accountants and other representatives, complete access at all reasonable times to the Service Providers and the Company’s and MDI’s properties, contracts, books and records, and shall promptly furnish to Purchaser all financial, operating and other data and information as Purchaser may request concerning the business, operations, properties and personnel of the Company and MDI.

                                           (ii)          From the date hereof to the First Installment Closing, EFSC shall promptly furnish to Seller Representative financial, operating and other data and information as Seller Representative may reasonably request concerning the business and operation of EFSC taken as a whole, to the extent such information is not disclosed in EFSC’s filings with the SEC and would be material to a determination of the value of EFSC’s common stock.

                            (c)          Exclusive Dealing.  Except as contemplated by Section 4.26, none of the Sellers, MDI, the Company or its members, governors, managers, officers, or agents, shall directly or indirectly: (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person relating to any: (A) sale or lease of a material portion of the Company’s assets or MDI’s assets; (B) sale or encumbrance of any Membership Interests of the Company or any shares of stock of MDI; (C) reorganization, dissolution or recapitalization of the Company or MDI; (D) merger or consolidation involving the Company or MDI; or (E) any similar transaction or business combination involving the Company or MDI, or their respective business, operations or assets; (ii) enter into any agreement or commitment relating to any such transaction; or (iii) furnish any information with respect to, or assist or participate in or facilitate in any other manner, any effort to attempt by any Person to do or seek any of the foregoing.  The Company shall as promptly as practicable (but in any event within one business day) notify Purchaser in writing if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                            (d)          Tax Matters.  Except as required by law, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, the Company and MDI shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or MDI, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax Liability or decreasing any present or future Tax benefit of the Company or MDI.

                            (e)          Millennium Distributors, Inc.  Prior to the First Installment Closing, the Company will acquire all of the assets of MDI by liquidation of MDI or consummate a merger with MDI, which shall be treated as an acquisition of the assets of MDI under the Code, pursuant to which the Company is the surviving entity.

                            (f)          Capital Accounts.  Prior to the First Installment Closing, each Seller shall make capital contributions to the Company to the extent necessary to eliminate any capital account deficit of such Seller on the Company’s books.

                            (g)          Payment of Indebtedness by Sellers.  Prior to the First Installment Closing, the Sellers will repay or cause to be repaid any Indebtedness owed to the Company or MDI.

          6.03          Seller Representative.

                            (a)          Each Seller and Diamond irrevocably constitutes and appoints William L. Zelenik (the “Seller Representative”) as such Seller’s and Diamond’s true and lawful attorney-in-fact and agent and authorizes him acting for such Seller and Diamond and in the name, place and stead of such Seller or Diamond, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other Seller Closing Documents, as fully to all intents and purposes as such Seller or Diamond might or could do in person.  Each Seller and Diamond grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with such transactions, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller Representative may lawfully do or cause to be done by virtue hereof.  Each Seller and Diamond acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Seller Representative, such Seller and Diamond shall be bound by such documents as fully as if such Seller had executed and delivered such documents.  Each Seller’s and Diamond’s appointment of the Seller Representative is irrevocable and is coupled with an interest.

                            (b)          Upon the death, disability or incapacity of the initial Seller Representative appointed pursuant to Section 6.02(e)(i) above, a replacement for the Seller Representative shall be appointed by Diamond, to carry out the duties and perform the obligations of the Seller Representative hereunder.

                            (c)          Each Seller and Diamond agrees that Purchaser shall be entitled to rely on any action taken by the Seller Representative on behalf of the Sellers (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.  The Sellers and Diamond jointly and severally agree to pay, and to indemnify and hold harmless Purchaser, its Affiliates (including the Company after the Closing), and their respective members, managers, officers, directors, employees, agents, and representatives from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by any Seller or Diamond that an Authorized Action is not binding on, or enforceable against, the Sellers.

                            (d)          The Seller Representative shall not be liable to the Sellers for any act done or omitted hereunder as the Seller Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Sellers shall severally indemnify the Seller Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

          6.04          Covenants of the Parties Related to Tax Matters.

                            (a)          Tax Returns Up to the First Installment Closing Date.  The Sellers and the Purchaser agree that the income Tax year for the Company shall end on the First Installment Closing Date.  The Sellers shall prepare and timely file all required income Tax Returns of the Company for the Tax periods ended on or before the First Installment Closing Date (including, without limitation, all federal and state income Tax Returns (along with Forms K-I) for the Company with respect to the partial taxable year ending as of the First Installment Closing Date, determined on a cut-off basis).  Such returns shall be prepared in accordance with applicable law and, subject to such requirement, consistent with the prior practice of the Company. The Sellers shall provide each such Tax Return to Purchaser at least twenty (20) calendar days before the due date of such Tax Return for Purchaser’s review and comment.  If Purchaser objects to any such Tax Return within ten (10) days of its receipt thereof and the parties are unable to promptly resolve such objection, then such objections shall be submitted promptly to the Second CPA Firm, which shall make the final determination with respect to the objections raised by Purchaser.  The Sellers shall thereafter cause such Tax Returns to be filed in the manner and time required by applicable law (provided that the Sellers shall request an extension for any Tax Return that is disputed if the dispute has not been resolved by the due date of such Tax Return).

                            (b)          754 Election.  Simultaneously with the filing of the federal income Tax Return  for the Company with respect to the partial tax year ending as of the First Installment Closing Date the Sellers shall cause the Company to timely file a counterpart of the 754 Election Form in compliance with Section 754 of the Code and simultaneously with the filing of the federal income Tax Return for the Company with respect to the tax year commencing immediately after the First Installment Closing, the Company shall timely file a counterpart of the 754 Election Form in compliance with Section 754 of the Code.

                            (c)          Taxes Arising Before First Installment Closing Date. The Sellers shall pay or cause to be paid, and shall indemnify each Purchaser Indemnified Person and agree to protect, save and hold each Purchaser Indemnified Person harmless from and against (i) any Tax imposed upon or relating to (A) the Company for any tax period ending on or prior to the First Installment Closing Date and (B) the Sellers for any tax period.

                            (d)          Tax Returns After the First Installment Closing Date.  Purchaser shall cause the Company to prepare and file all Tax Returns for tax periods ending after the First Installment Closing Date.

                            (e)          Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns of, or which include, the Companies and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Each Party agrees to provide timely notice to the other Parties in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the Companies for any taxable period (or portion thereof) beginning before the First Installment Closing Date. Each Party agrees to furnish the other Parties with copies of all correspondence received from any tax authority in connection with any Tax audit or information request with respect to any taxable period (or portion thereof) beginning before the First Installment Closing Date.

                            (f)          Income Tax Related to Restricted Purchaser Shares.   Purchaser shall make one or more loans to each Seller in the amount of such Seller’s income Tax obligation with respect to the portion of the gain recognized on such Seller’s sale of Membership Interests attributable to such Seller’s receipt of Restricted Purchaser Shares.  Purchaser shall make such a loan to any Seller promptly after Seller delivers to Purchaser a written notice that Seller has filed his or her federal income Tax Return for any year in which Seller recognized such gain.  Such loan shall bear interest at the “prime rate” then offered by Enterprise Bank & Trust, St. Louis, Missouri, shall be for a term of two years and shall be secured by such Seller’s Restricted Purchaser Shares.  Any such Seller receiving such a loan shall execute such documents reasonably requested by Purchaser to evidence such loan, including without limitation a loan agreement, pledge agreement, and/or promissory note.  During the term of such loan, Purchaser shall forgive the interest on such loan, which shall be deemed to be compensation to such Seller for Tax purposes.

                            (g)          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other Taxes of such type and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers. Purchaser shall cause the Company to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes of such type and fees, and, if required by applicable law, the Sellers shall join in the execution of any such Tax Returns and other documentation.

          6.05          Non-Competition and Non-Solicitation.  In consideration of Purchaser’s agreement to enter into this Agreement, and as a condition thereto, each Seller covenants and agrees as follows:

                            (a)          For a period of three (3) years from and after the First Installment Closing Date, no Seller nor any of its Affiliates shall, directly or indirectly either for such Seller’s own account or for the benefit or for the account of any other person or entity:

                                           (i)          engage in Competition (as defined below) in the United States subject to subsection (c) below;

                                           (ii)         (A)  induce or attempt to induce or aid others in inducing an employee of the Company or any of its Affiliates to leave the employ of the Company or such Affiliate or in any way intentionally interfere with the relationship between the Company or any of its Affiliates and any of their respective employees; or (B) subject to subsection (c) below induce or attempt to induce any client, vendor, contractor, referral source, insurance company or other business relation of any of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate or in any way intentionally interfere with the relationship between any client, vendor, contractor, referral source, insurance company or other business relation and the Company or any of its Affiliates.

                            (b)          For purposes of this Section 6.05: (i) “Competition” means, whether directly or indirectly, (A) owning any equity interest in (except as a passive investor holding not more than 5% of the outstanding capital stock of a publicly traded company), (B) acting as a lender of funds or credit to or (C) participating in the management, operation or control of a Competitive Operation as an officer, manager, employee, consultant, independent contractor, adviser, director, shareholder member, partner or otherwise and (ii) “Competitive Operation” means any entity that directly or indirectly engages in or owns, invests in, manages or controls any venture or enterprise engaged in the business of brokering, representing or marketing the products of various life insurance carriers.

                            (c)          It shall not be a violation of Section 6.05(j)(i) or clause (B) of Section 6.05(a)(ii) for any Seller to engage in, and such provisions shall not prevent Seller from engaging in “personal production,” as such term is commonly understood within the life insurance industry, with respect to insurance products or annuity products.

          6.06          Restricted Stock Units.

                            (a)          If the average Pre-Tax Income of the Company for the three Fiscal Years ending December 31, 2009, as indicated by the applicable Post-Closing Financial Statements as finally determined pursuant to Section 3.04, is greater than Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00), then not later than April 30, 2010, EFSC shall award to those Eligible Company Principals (as defined below) selected pursuant to Section 6.06(b) below, an aggregate number of Restricted Stock Units (as defined below) for restricted shares of EFSC’s common stock having a Closing Value, as of the Third Installment Closing, of Four Million Dollars ($4,000,000.00).  The Restricted Stock Units will be subject to the terms of a Restricted Stock Unit Agreement and the terms and conditions of EFSC’s 2002 Stock Incentive Plan, as such plan may be amended, restated or replaced from time to time.

                            (b)          Restricted Stock Units will be allocated among selected Eligible Company Principals as determined by EFSC and the Company’s Board of Governors, or an executive committee thereof.  The Sellers acknowledge that one of the principle purposes of the award of Restricted Stock Units is planning for the succession of the management of the Company’s business and only those Eligible Company Principals who are selected by EFSC and the Company’s Board of Governors, or an executive committee thereof, will receive Restricted Stock Units.  Specifically, (i) Restricted Stock Units may be awarded to Eligible Company Principals that are not Sellers, and (ii) only those Sellers who meet the requirements of the definition of “Eligible Company Principals” below and who are selected pursuant to this Section 6.06(b) shall receive Restricted Stock Units.

                            (b)          For purposes of this Section 6.06:

                                           (i)          “Eligible Company Principals” means (A) those Sellers who are still employed as full time employees of the Company as of the date of the grant of Restricted Stock Units and (B) other full time employees, members, managers or Governors of the Company as of the date of the grant of Restricted Stock Units who satisfy requirements imposed by EFSC and the Company’s Board of Governors and or an executive committee thereof.

                                           (ii)         “Restricted Stock Units” means rights to acquire restricted shares of EFSC’s common stock, subject to the provisions of this Section 6.06, any applicable Restricted Stock Unit Agreement and EFSC’s 2002 Stock Incentive Plan, as amended, restated or replaced from time to time.

                                           (iii)        “Restricted Stock Unit Agreement” means a written agreement between EFSC and the recipient of Restricted Stock Units governing the Restricted Stock Units.  The terms of the Restricted Stock Unit Agreement shall be determined by EFSC in its sole discretion; provided, that the Restricted Stock Unit Agreement will provide for vesting at a rate of twenty percent (20%) per annum, subject to accelerated vesting upon the occurrence of certain events set forth in the Restricted Stock Unit Agreement.

          6.07          Rule 144 Reporting.   With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Restricted Purchaser Shares to the public without registration, EFSC agrees to use commercially reasonable efforts to file with the SEC in a timely manner all annual, quarterly and current reports required of EFSC under Section 13 of the Exchange Act and so long as a Seller owns any Restricted Shares, furnish to such Seller forthwith upon reasonable request a written statement by EFSC as to EFSC’s compliance with Exchange Act reporting requirements.

ARTICLE 7
CONDITIONS PRECEDENT TO FIRST INSTALLMENT CLOSING, SECOND
INSTALLMENT CLOSING AND THIRD INSTALLMENT CLOSINGS

          7.01          Conditions Precedent to Obligations of Purchaser.

                           (a)          The obligations of Purchaser to consummate the transactions contemplated at the First Installment Closing, the Second Installment Closing and the Third Installment Closing are subject to satisfaction in full, at or prior to the First Installment Closing only, unless waived in writing by Purchaser, of each of the following conditions:

                                           (i)          Representation and Warranties.  Each of the representations and warranties set forth in Article 4 shall be true, correct and accurate in all material respects (except that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true, correct and accurate in all respects) at and as of the date of this Agreement, and shall be true, correct and accurate in all material respects (except that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true, correct and accurate in all respects) at and as of the First Installment Closing Date, except for representations and warranties that speak as of a specific date or time other than the First Installment Closing Date, which shall be true, correct and accurate in all material respects (except that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true, correct and accurate in all respects) at and as of such date and time;

                                           (ii)         Third Party Approvals.  The Sellers and the Company shall have received or obtained all third-party consents and approvals that are necessary (A) for the consummation of the transactions contemplated hereby or (B) to prevent a breach of or default under, or a termination, modification or acceleration of, any instrument, contract, lease, license or other agreement on Schedule 7.01(a)(ii) (collectively, the “Third Party Approvals”) and all Third Party Approvals shall be in form and substance satisfactory to Purchaser, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect;

                                           (iii)        Governmental Consents. Purchaser and the Company shall have received or obtained all material governmental and regulatory consents, approvals, licenses and authorizations that are necessary (A) for the consummation of the transactions contemplated hereby or (B) for Purchaser to own the First Installment Interests, the Second Installment Interests and the Third Installment Interests and to operate the business of and control the Company immediately following the First Installment Closing (collectively, the “Governmental Approvals”) and all Governmental Approvals shall be in form and substance satisfactory to Purchaser, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect;

                                           (iv)        Covenants.  The Company, MDI and the Sellers shall have performed and complied in all material respects with all covenants which it was required by this Agreement to perform or comply with;

                                           (v)         Proceedings.  No Proceeding shall be pending or threatened in writing before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (A) prevent consummation of or declare unlawful the transactions contemplated hereby; (B) cause any of the other transactions contemplated by this Agreement to be rescinded following consummation; (C) materially adversely affect the right of Purchaser to own the Membership Interests of the Company and to control the Company pursuant to the New Operating Agreement immediately following the Closing; or (D) affect adversely the right of the Company and MDI to own their respective assets and to operate their respective businesses substantially in the manner they have been operated prior to the date of this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                                           (vi)        No Material Adverse Effect.  Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to the Company taken as a whole;

                                           (vii)       Termination of Related Party Agreements.  Other than with respect to the Employment Agreements, all existing agreements between the Company and any Seller or any Affiliate of a Seller shall be cancelled or terminated;

                                           (viii)      Encumbrances.  The Company shall have obtained releases of all Encumbrances (other than any Permitted Encumbrances) relating to the assets and properties of the Company;

                                           (ix)        Due Diligence.  Purchaser shall be satisfied, in its sole and absolute discretion, with the results of its third party due diligence review of the relationships of the Company and MDI with customers, referral sources, sales representatives, insurance carriers and vendors (collectively the “Third Parties”) as set forth on Schedule 7.01(a)(ix) , which due diligence review shall be conducted in the manner and with the Third Parties as set forth on Schedule 7.01(a)(ix);

                                           (x)         Deliveries.  The Company and the Sellers shall have delivered to Purchaser each of the deliveries set forth in Section 2.06(a);

                                           (xi)        Compliance with Requests or Waiver.  Purchaser shall have received such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby.  All proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to Purchaser and its special counsel;

                                           (xii)       The Sellers and Diamond shall have consummated the transaction contemplated in Section 3.01;

                                           (xiii)      The Contracts set forth on Schedule 7.01(a)(xiii) shall have been assigned to the Company by the Members that are parties thereto pursuant to an assignment and assumption agreement in form and substance acceptable to Purchaser; and

                                           (xiv)       The Company’s Articles shall be duly amended to provide for management by one or more governors pursuant to requirements of the Tennessee Act.

                            (b)          The obligations of Purchaser to consummate the transactions contemplated at the Second Installment Closing and the Third Installment Closing are subject to satisfaction in full, at or prior to the Second Installment Closing and the Third Installment Closing, as applicable, unless waived in writing by Purchaser, of each of the following conditions:

                                           (i)          Proceedings.  No Proceeding shall be pending or threatened in writing before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (A) prevent consummation of or declare unlawful the transactions contemplated hereby; (B) cause any of the other transactions contemplated by this Agreement to be rescinded following consummation; or (C) affect adversely the right of Purchaser to own the Membership Interests of the Company, immediately following the Second Installment Closing and Third Installment Closing, as applicable;

                                           (ii)          Deliveries.  The Seller Representative shall have released to Purchaser each of the documents set forth in Sections 3.02(c) and 3.03(c), as applicable; and

                                           (iii)         Title. The warranty in the last sentence of Section 4.02 shall be true, correct, and accurate.

                            (c)          Waiver of Conditions.  Any condition specified in Section 7.01(a) or 7.01(b) may be waived by Purchaser if such waiver is set forth in a writing duly executed by Purchaser, provided that, subject to Section 6.01(d)(ii), the waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation shall not affect Purchaser’s right to indemnification pursuant to Article 9, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

          7.02          Conditions Precedent to Obligations of the Company and the Sellers.

                           (a)           The obligation of the Sellers to consummate the transactions contemplated at the First Installment Closing, the Second Installment Closing and the Third Installment Closing are subject to satisfaction in full, at or prior to the First Installment Closing only, unless waived in writing by Seller Representative, of each of the following conditions:

                                           (i)          Representation and Warranties.  Each of the representations and warranties set forth in Article 5 shall be true, correct and accurate in all material respects (except to the extent that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true, correct and accurate in all respects) at and as of the date of this Agreement, and shall be true, correct and accurate in all material respects (except to the extent that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true, correct and accurate in all respects) at and as of the First Installment Closing Date, except for representations and warranties that speak as of a specific date or time other than the First Installment Closing Date, which shall be true, correct and accurate in all material respects (except to the extent that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true, correct and accurate in all respects);

                                           (ii)         Covenants.  Purchaser shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Purchaser prior to Closing;

                                           (iii)        Deliveries.  Purchaser shall have delivered to the Sellers and/or the Seller Representative each of the deliveries set forth in Section 2.06(b);

                                           (iv)        No Material Adverse Effect.  Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to EFSC taken as a whole;

                                           (v)         Third Party Diligence.  The Seller Representative shall be satisfied, in its sole and absolute discretion, with the results of his third party due diligence review of the effect of the consummation of the transactions contemplated by this Agreement on the Company’s relationships with the Third Parties, which diligence review shall be conducted in the manner and with the Third Parties set forth on Schedule 7.01(a)(ix);

                                           (vi)        Satisfaction.  All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Seller Representative and his counsel;

                                           (vii)       Compliance with Requests or Waiver.  The Seller Representative shall have received such additional documents, instruments or items of information reasonably requested by him in respect of any aspect or consequence of the transactions contemplated hereby.  All proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to the Seller Representative and his counsel; and

                                           (viii)      First Installment Stock Consideration.  The  Purchaser shall have taken all necessary corporate and other action necessary for the issuance of the Restricted Purchaser Shares constituting the First Installment Stock Consideration, including without limitation approval thereof by the Purchaser’s Board of Directors and filing of a NASDAQ Notification Form: Listing of Additional Shares with the NASDAQ National Market with respect thereto.

                            (b)          Waiver of Conditions.  Any condition specified in Section 7.02(a) may be waived by the Seller Representative if such waiver is set forth in a writing duly executed by the Seller Representative.

ARTICLE 8
TERMINATION

          8.01          Termination of Agreement.  Any of the Parties may terminate this Agreement as provided below:

                            (a)          Termination by Mutual Consent.  This Agreement may be terminated and the transactions contemplated hereby abandoned by the mutual written consent of the Purchaser and the Seller Representative at any time prior to the First Installment Closing.

                            (b)          Termination by Purchaser.  Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the First Installment Closing: (A) in the event the Company or the Sellers have Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except to the extent that any representation or warranty that is qualified as to materiality or Material Adverse Effect, in the event the Company has Breached any such representation, warranty, or covenant contained in this Agreement in any respect), Purchaser has notified the Company of the breach, and the Breach has continued without cure for a period of fifteen (15) days after the notice of Breach; or (B) if the Closing shall not have occurred on or before November 30, 2005 by reason of the failure of any condition precedent under Section 7.01 hereof (unless the failure results primarily from Purchaser Breaching any representation, warranty, or covenant contained in this Agreement).

                            (c)          Termination by the Sellers Representative.  The Sellers Representative may terminate this Agreement by giving written notice to Purchaser at any time prior to the First Installment Closing: (A) in the event Purchaser has Breached any material representation, warranty, or covenant contained in this Agreement in any material respect (except to the extent that any representation or warranty that is qualified as to materiality or Material Adverse Effect, in the event the Company has Breached any such representation, warranty, or covenant contained in this Agreement in any respect), the Company has notified Purchaser of the Breach, and the Breach has continued without cure for a period of fifteen (15) days after the notice of Breach; or (B) if the Closing shall not have occurred on or before November 30, 2005 by reason of the failure of any condition precedent under Section 7.02 hereof (unless the failure results primarily from the Company or the Sellers Breaching any representation, warranty, or covenant contained in this Agreement).

          8.02          Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.01 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for material willful breaches and intentional misstatements in or pursuant to this Agreement prior to the time of termination; provided, however, that the provisions contained in Sections 6.01(a), 6.01(b), and 6.02(c) and Articles 9 and 10 shall survive any such termination; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 9
INDEMNIFICATION

          9.01          Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, or any Exhibit hereto will survive the First Installment Closing Date as follows:

                            (a)          the representations and warranties in Section 4.01 (Incorporation, Qualification and Corporate Power), Section 4.02 (Capitalization), Section 4.04 (Authorization of Transaction), clause (I) of Section 4.05 (Noncontravention), Section 4.25 (Broker’s Fees) (collectively, the “Critical Representations”) shall survive indefinitely;

                            (b)          the representations and warranties in Section 5.01 (Organization), Section 5.02 (Authorization of Transaction) and Section 5.04 (Financial Capability) shall survive indefinitely;

                            (c)          the representations and warranties in Section 4.08 (Tax Matters) and Section 4.17 (Legal Compliance) shall terminate upon the expiration of the applicable statutes of limitations in respect of such matters (after giving effect to any extensions or waivers thereof); and

                            (d)          all other representations, warranties and covenants in this Agreement and the Schedules and Exhibits attached hereto shall terminate on the Business Day next following the eighteenth month anniversary of the First Installment Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under Section 9.02 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.01 if notice of a claim for indemnity hereunder shall have been given to the party against whom such indemnity may be sought prior to such time.  The parties acknowledge that indemnification hereunder with respect to the Breach of any covenant or agreement contained herein, including any Breach of any covenant or agreement contained in this

Article 9, shall not be subject to any time or other limitations.  Subject to Section 6.01(d)(ii), the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the First Installment Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

          9.02          Indemnification and Payment of Damages by Sellers.  Subject to the limitations set forth below, the Sellers and Diamond, severally and not jointly, will indemnify and save and hold harmless Purchaser and the Company, and their respective officers, directors, employees, stockholders, agents, representatives, Affiliates, successors and assigns (collectively, the “Purchaser Indemnified Persons”) for, and will pay to the Purchaser Indemnified Persons the amount of any loss, Liability, action, cost, claim, damage, reasonable and necessary expense (including third-party costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third party claim (collectively, “Damages”), which any Purchaser Indemnified Persons suffers, sustains or becomes subject to, as a result or, in connection with, arising from, relating to or by virtue of any of the following matters; provided, however, that Damages shall not include any indirect, special, punitive, exemplary, incidental or consequential damages of any kind, except for any indirect, special, punitive, exemplary, incidental or consequential damages of any kind actually paid to third parties by a Purchaser Indemnified Person:

                            (a)          any Breach of any representation or warranty made by the Company or the Sellers in this Agreement, the Schedules, or any Exhibits hereto, or any other closing certificate or document delivered by the Company or the Sellers pursuant to this Agreement;

                            (b)          any Breach by the Company or the Sellers of any covenant or obligation in this Agreement or any Exhibits hereto, or any other closing certificate or document delivered by the Company or the Sellers pursuant to this Agreement;

                            (c)          the amount of any Liabilities of the Company to any Seller arising prior to the First Installment Closing, to the extent that such amounts are not paid prior to the First Installment Closing, are not included as an accrued expense in determining the Final Net Working Capital, or are not deemed Indebtedness for purposes of determining the First Installment Purchase Price;

                            (d)          the amount of any Sellers’ Expenses to the extent that such amounts are not paid prior to the First Installment Closing, are not included as an accrued expense in determining the Final Net Working Capital, or are not deemed Funded Debt for purposes of determining the First Installment Purchase Price; and

                            (e)          any Taxes owed by the Company arising from tax incidents for any tax period ending on or prior to the First Installment Closing which are unpaid at the First Installment Closing, to the extent that such amounts are not paid prior to the First Installment Closing or not included as an accrued expense in determining the Final Net Working Capital.

          9.03          Indemnification and Payment for Damages by Purchaser.  Purchaser will indemnify and hold harmless the Company and the Sellers, and will pay to the Company and the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with relating to or by virtue of any breach of any representation, warranty, covenant, or obligation made by Purchaser in this Agreement, any Schedule or Exhibit hereto or in any closing certificate or document delivered by Purchaser pursuant to this Agreement; provided, however, that Damages shall not include any punitive or exemplary damages.

          9.04          Limitations.

                           (a)          Notwithstanding anything to the contrary herein, the Sellers shall not be liable under Section 9.02(a) unless and until the aggregate Damages for which they would otherwise be liable under this Article 9 exceed $100,000 (at which point the Sellers shall become liable for all such Damages, including such $100,000); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 9.02(a) relating to a breach of the Critical Representations.

                           (b)          Except in the case of fraud, the liability of any particular Seller under this Article 9 shall not exceed the aggregate amount of the First Installment Price, Second Installment Price and Third Installment Price actually paid or payable to him, her or it under this Agreement.

                           (c)          Except as set forth below, the Sellers shall not be liable to the Purchaser Indemnified Persons, with respect to the matters described in Section 9.02(a) for any amounts exceeding $10,000,000; provided, however, that the foregoing limitation shall not apply to (i) any claim for intentional misrepresentation or fraud or (ii) any claim made for indemnification pursuant to Section 9.02(a) for any breach of or misrepresentation in Sections 4.01, 4.02, or 4.04.

                           (d)          Except as set forth below, the Purchaser shall not be liable to the Company or the Sellers, with respect to the matters described in Section 9.03 for any amounts exceeding the aggregate Closing Value of the First Installment Stock Consideration, Second Installment Stock Consideration and the Third Installment Stock Consideration.

                           (e)          The parties agree that from and after the First Installment Closing Date, indemnification pursuant to the provisions of Article 9 shall be the exclusive remedy of the parties for any misrepresentation or breach of warranty or covenant contained herein or in any Schedule or Exhibit.

                           (f)          The amount of any Damages otherwise payable to any Claimant pursuant to this Article 9 shall be reduced to the extent that, by reason of such claims, any insurance proceeds are paid to such Claimant, which amount shall be offset by any directly corresponding increase in the insurance premiums payable to such Claimant or to the extent Claimant receives any tax benefit from such claim offset by the amount of any detriments as a result of the receipt of any indemnification proceeds.  In the event that any such tax benefit or insurance proceeds are paid subsequent to the receipt by such Claimant of an indemnification payment hereunder in respect of such claim to which such tax benefit or insurance proceeds relate, appropriate refunds shall be made promptly regarding the amount of such indemnification payment.

                           (g)          Mitigation of Damages; Insurance.  Each Claimant covenants and agrees that in connection with any indemnity claim hereunder, it will use its reasonable best efforts to avail itself of the insurance policies available to it and will act in good faith to mitigate any Damages in connection with indemnity claims arising hereunder.

          9.05          Procedure for Indemnification. The procedure for indemnification shall be as follows:

                           (a)          The Party claiming indemnification (the “Claimant”) shall promptly give notice to the Party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the Parties or brought by a third party, specifying: (i) the factual basis for such claim; and (ii) the amount (or estimated amount if not known) of the claim.  For purposes of the preceding sentence, the Purchaser Indemnified Persons shall deliver any such notice to the Seller Representative.  If the claim relates to a Proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten (10) business days after written notice of such Proceeding was given to Claimant.  Claimant’s failure to give the Indemnifying Party such notice shall not preclude Claimant from obtaining indemnification from the Indemnifying Party unless Claimant’s failure has prejudiced the Indemnifying Party’s ability to defend the claim or litigation, and then the Indemnifying Party’s obligation shall be reduced only to the extent of such prejudice.

                           (b)          Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim.  If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                           (c)          With respect to any claim by a third party as to which the Claimant asserts it is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or at its election to assume control of the defense of such claim, with counsel reasonably satisfactory to Claimant, provided, however, that the Claimant may retain separate co-counsel at its sole cost and expense and participate in the defense of any such claim by a third party; and, provided, further, that the Indemnifying Party shall conduct the defense of the third party claim actively and diligently thereafter and the Indemnifying Party shall provide the Claimant with reasonable assurance of the Indemnifying Party’s financial capacity to defend such claim.  If the Indemnifying Party elects to assume control of the defense of any third party claim, (i) it will be conclusively established for purposes of this Agreement that such claim or claims are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Claimant’s consent unless there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Claimant, and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Claimant will have no Liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to the Indemnifying Party of the commencement of any claim and the Indemnifying Party does not, within thirty (30) business days after the Claimant’s notice is given, give notice to the Claimant of its election to assume the defense of such claim, the Claimant may assume control of the defense of such claim and the Indemnifying Party will be bound by any determination made with respect to such claim or any compromise or settlement effected by the Claimant; provided that no compromise or settlement of such claims may be effected by the Claimant without the Indemnifying Party’s consent  unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnifying Party and (B) the sole relief provided is monetary damages.

                           (d)          Notwithstanding the foregoing, if a Claimant determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than solely as a result of monetary damages for which it would be entitled to indemnification under this Agreement,  the Claimant may, by notice to the Indemnifying Party assume the exclusive right to defend, compromise, or settle such Proceeding and the Indemnifying Party shall pay the Damages, as well as the reasonable fees and expenses of counsel retained by the Claimant in connection therewith.  The Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which will not be unreasonably withheld).

          9.06          Right of Setoff.  In addition to any other right or means the Purchaser Indemnified Persons may have to enforce the indemnities provided for in this Article 9, the Purchaser Indemnified Persons will be entitled to set off any amount to which such Purchaser Indemnified Persons is, in its good faith determination, entitled under this Agreement or Damages for which such Purchaser Indemnified Persons may be entitled to payment under this Article 9 against the Second Installment Price and/or the Third Installment Price, subject to the limitations herein.  Without limiting the foregoing, Purchaser shall be entitled to set off against the Second Installment Price and/or the Third Installment Price any amounts, subject to the limitation herein, to which the Company may be entitled under this Agreement or Damages for which the Company may be entitled to payment under this Article 9; provided that Purchaser shall pay such set off amount to the Company and such payment shall be deemed to be a direct payment to the Company by the Party or Parties against whom such set off rights are exercised.  The Purchaser Indemnified Persons’ right to setoff or their exercise thereof will not prejudice the right of the Purchaser Indemnified Persons to pursue, in addition or as an alternative to such right, any other right or means the Purchaser Indemnified Persons may have to enforce the indemnification provided for in this Article 9 and in no event will the amount actually set off limit the Purchaser Indemnified Persons’ right to indemnification under this Article 9.  The exercise of any such right of setoff shall not be deemed to be a reduction of the First Installment Price, Second Installment Price or Third Installment Price.

          9.07          Specific Performance.  Each Seller acknowledges and agrees that Purchaser and the Company would be damaged irreparably in the event Section 6.05 is not performed in accordance with its specific terms or is otherwise breached.  Accordingly each Seller agrees that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of Section 6.05 of this Agreement and to enforce specifically the terms and provisions of Section 6.05 in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

ARTICLE 10
MISCELLANEOUS

          10.01     No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          10.02     Entire Agreement.  This Agreement and the Confidentiality Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          10.03     Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns; provided, however, that except as otherwise set forth in this Section 10.03, no party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the express prior written consent of each other party, which consent shall not be unreasonably withheld.  So long as Purchaser remains liable for its obligations hereunder, Purchaser may assign its rights or obligations hereunder (including its right to purchase the Company Shares), in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto.

          10.04     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          10.05     Counterpart Facsimile Execution.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any Party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any Party hereto, any facsimile or telecopy document is to be re-executed in original form by the Parties who executed the facsimile or telecopy document.  No Party hereto may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 10.05.

          10.06     Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.07     Notices.  All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made: (i) when delivered in person; (ii) three days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one business day after delivery to the telegraph company or overnight courier service with payment provided; or (iv) in the case of telex or telecopy or fax, when sent, verification received, in each case addressed as follows:

If to the Company or any Company Shareholder prior to the First Installment Closing:	with a copy to:
Bass, Berry & Sims PLC
Millennium Brokerage Group, LLC	Howard H. Lamar III, Esq.
Mr. William L. Zelenik, Chief Executive Officer	2700 AmSouth Center
611 Commerce Street, Suite 2606	315 Deaderick Street
Nashville, Tennessee 37203	Nashville, Tennessee 37238
Facsimile: (615) 259-3250	Facsimile: (615) 742-2709

If to the Seller Representative after the First Installment Closing:	with a copy to:
Bass, Berry & Sims, PLC
Mr. William L. Zelenik, Chief Executive Officer	Howard H. Lamar III, Esq.
611 Commerce Street, Suite 2606	2700 AmSouth Center
Nashville, Tennessee 37203	315 Deaderick Street
Facsimile: (615) 259-3250	Nashville, Tennessee 37238
Facsimile: (615) 742-2709

If to Purchaser:	with a copy to:

Enterprise Financial Services Corp.	Greensfelder, Hemker & Gale, P.C.
Mr. Kevin C. Eichner, President and CEO	Joseph D. Lehrer, Esq.
150 N. Meramec Ave., Suite 300	10 South Broadway, Suite 2000
Clayton, Missouri 63105	St. Louis, Missouri 63124
Facsimile: (314) 812-7101	Facsimile: (314) 241-8624

          Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.  Any notice to the Sellers shall be deemed sufficient if given to the Seller Representative in the manner set forth above.

          10.08          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

          10.09          Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          10.10          Failure or Delay.  Except as otherwise provided by this Agreement, no failure on the part of any Party hereto to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  No notice to or demand on any Party hereto in any case entitles such Party to any other or further notice or demand in similar or other circumstances.

          10.11          Further Assurances.  The Parties hereto will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

          10.12          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          10.13          Expenses.  Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  All items which are Sellers’ Expenses shall be paid at or prior to the First Installment Closing by the Sellers or the Company or shall be reflected as an accrued expense on the Audited Closing Balance Sheet define for purposes of determining the Final Net Working Capital.

          10.14          Attorneys’ Fees.  If any Party to this Agreement shall bring any action, suit, claim in arbitration, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder, the Prevailing Party shall be entitled to recover as part of any such action its reasonable attorneys’ fees and costs, including any fees and costs incurred in bringing and prosecuting such action and/or enforcing any order, judgment, ruling or award granted as part of such action.  “Prevailing Party” within the meaning of this section includes, without limitation, a Party who: (i) agrees to dismiss such an action upon the other Party’s payment of all or a substantial portion (50% or more) of the sums allegedly due, or  the other party’s performance of the covenants allegedly breached; or (ii) recovers at least 75% of its total claims or who is required to pay no more than 25% of all the other party’s claims.

          10.15          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          10.16          Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first set forth above.

          THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

EFSC		COMPANY

ENTERPRISE FINANCIAL SERVICES CORP.		MILLENNIUM BROKERAGE GROUP, LLC

By:	/s/ Kevin C. Eichner	By:	/s/ William L. Zelenik

	Kevin C. Eichner, President & CEO		William L. Zelenik, Chief Executive Officer

ACQUISITION SUB		DIAMOND

MILLENNIUM HOLDING COMPANY, INC.		MILLENNIUM HOLDINGS, LLC

By:	/s/ Frank H. Sanfilippo	By:	/s/ William L. Zelenik

	Frank H. Sanfilippo, President		William L. Zelenik, President

SELLERS

/s/ William L. Zelenik	/s/ John W. Bohlman, Jr.

William L. Zelenik	John W. Bohlman, Jr.

/s/ John R. Gillenwater	/s/ Steven T. Weld

John R. Gillenwater	Steven T. Weld

/s/ James L. Laughlin II	/s/ John A. White

James L. Laughlin II	John A. White

/s/ Dennis Wall	/s/ Robert R. Williams

Dennis Wall	Robert R. Williams